CONDENSED SEPARATE INTERIM FINANCIAL STATEMENTS FOR THE SIX-MONTHS PERIOD ENDED JUNE 30, 2025 AND 2024 AND THE THREE-MONTHS PERIOD FROM APRIL 01 TO JUNE 30, 2025 AND 2024
1

CONDENSED SEPARATE INTERIM STATEMENT OF FINANCIAL POSITION
BANCOLOMBIA S.A.
As of June 30, 2025 and December 31, 2024
(Stated in millions of Colombian pesos)

	Note	June 30, 2025 (1)	December 31, 2024
ASSETS
Cash and cash equivalents	3	17,598,994	19,025,227
Investments in financial assets, net	4.1	25,973,786	21,756,044
Derivative financial instruments	4.2	3,214,068	2,924,434
Investments in financial assets, net and derivative financial instruments		29,187,854	24,680,478
Loans and advances to customers		198,722,204	191,927,705
Allowance for loans, advances and lease losses		(12,862,532)	(13,829,166)
Loans and advances to customers, net	5	185,859,672	178,098,539
Assets held for sale and inventories, net		273,276	392,746
Investment in subsidiaries	6	8,170,951	28,718,183
Investment in associates and joint ventures	7	189,920	205,312
Premises and equipment, net	8	4,661,022	4,866,583
Investment properties		941,634	846,853
Right of use asset under lease agreements		1,266,031	1,296,314
Intangible assets, net		374,032	370,461
Deferred tax		-	-
Other assets, net		4,459,743	4,084,045
TOTAL ASSETS		252,983,129	262,584,741
LIABILITIES AND EQUITY
LIABILITIES
Deposits by customers	10	194,416,941	185,801,073
Interbank deposits and repurchase agreements and other similar secured borrowing	11	3,188,715	628,483
Derivative financial instruments	4.2	3,502,940	2,667,439
Borrowings from other financial institutions	12	7,888,588	10,557,864
Debt instruments in issue		7,284,850	7,801,008
Lease contracts liabilities, net		1,357,414	1,391,215
Preferred shares		-	584,204
Current tax		1,092,120	1,069
Deferred tax, net	9.4	58,549	1,387,838
Employee benefit plans		698,129	711,067
Other liabilities	13	10,757,753	8,782,160
TOTAL LIABILITIES		230,245,999	220,313,420
EQUITY
Share capital	15.0	480,914	480,914
Additional paid-in-capital		4,837,497	4,837,497
Appropriated reserves	16	13,097,223	22,898,182
Retained earnings		2,981,993	5,544,752
Accumulated other comprehensive income, net of tax		1,339,503	8,509,976
TOTAL EQUITY		22,737,130	42,271,321
TOTAL LIABILITIES AND EQUITY		252,983,129	262,584,741
The accompanying notes form an integral part of these separate financial statements.
(1)Includes the effects of the partial spin-off of Bancolombia S.A. in favor of Grupo Cibest S.A. carried out on May 16, 2025. See Note 1. Reporting entity.
1

CONDENSED SEPARATE INTERIM STATEMENT OF INCOME
BANCOLOMBIA S.A.
For the six-month periods ended June 30, 2025 and 2024
And three-months period from April 1 to June 30, 2025 and 2024 (Unaudited)
(Stated in millions of Colombian pesos)

		Accumulated		Quarterly
	Note	2025	2024	2025	2024
Interest on loans and financial leases
Commercial		5,686,419	6,597,176	2,888,300	3,215,741
Consumer		3,170,770	3,613,450	1,594,797	1,769,044
Financial leases		1,539,296	1,773,502	770,234	864,729
Mortgage		1,692,142	1,538,991	862,556	775,544
Small business loans		86,270	58,102	47,231	26,826
Total interest income on loans and financial leases		12,174,897	13,581,221	6,163,118	6,651,884
Interest income on overnight and market funds		16,824	14,290	7,942	9,041
Interest and valuation on financial instruments	17.1	797,158	810,447	436,424	339,605
Other interest income		67,596	108,629	31,748	43,821
Total interest and valuation on financial instruments		13,056,475	14,514,587	6,639,232	7,044,351
Interest expenses	17.2	(5,141,948)	(6,253,372)	(2,588,146)	(3,028,895)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments		7,914,527	8,261,215	4,051,086	4,015,456
Credit impairment charges on loans, advances and financial leases, net	5	(1,581,539)	(3,120,463)	(821,507)	(1,605,398)
Credit (impairment) recovery for other financial instruments		(11,570)	(56,584)	(596)	(40,403)
Total credit impairment charges, net		(1,593,109)	(3,177,047)	(822,103)	(1,645,801)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases and off balance sheet credit instruments and other financial instruments		6,321,418	5,084,168	3,228,983	2,369,655
Fees and commissions income	17.3.1	2,948,129	2,769,831	1,515,469	1,448,051
Fees and commissions expenses	17.3.2	(1,597,294)	(1,431,762)	(820,676)	(790,827)
Total fees and commissions, net		1,350,835	1,338,069	694,793	657,224
Other operating income, net	17.4	1,020,479	839,794	514,669	482,197
Dividends and other net income from equity interests	17.5	666,464	892,748	114,945	321,983
Total income, net		9,359,196	8,154,779	4,553,390	3,831,059
Operating expenses
Salaries and employee benefits	18.1	(2,094,377)	(1,815,032)	(1,068,313)	(916,626)
Other administrative and general expenses	18.2	(1,876,306)	(1,601,672)	(1,006,945)	(850,914)
Taxes other than income tax	18.2	(602,185)	(644,201)	(312,808)	(324,389)
Impairment, depreciation and amortization	18.3	(479,813)	(468,017)	(243,898)	(239,470)
Total operating expenses		(5,052,681)	(4,528,922)	(2,631,964)	(2,331,399)
Profit before income tax		4,306,515	3,625,857	1,921,426	1,499,660
Income tax	9.0	(1,123,680)	(743,955)	(523,181)	(211,652)
Net income		3,182,835	2,881,902	1,398,245	1,288,008

The accompanying notes form an integral part of these separate interim financial statements.

1

CONDENSED SEPARATE INTERIM STATEMENT OF COMPREHENSIVE INCOME
BANCOLOMBIA S.A.
For the six-month periods ended June 30, 2025 and 2024
And three-months period from April 1 to June 30, 2025 and 2024 (Unaudited)
(Stated in millions of Colombian pesos)

		Accumulated		Quarterly
	Note	2025 (1)	2024	2025 (1)	2024
Net income		3,182,835	2,881,902	1,398,245	1,288,008
Other comprehensive income/(loss) that will not be reclassified to net income		-	-	-	-
Revaluation gain related to defined benefit liability		14,985	15,014	14,985	15,014
Income tax	9.3	(5,466)	(5,382)	(5,492)	(5,388)
Net of tax amount		9,519	9,632	9,493	9,626
Other comprehensive income/(loss) that may be reclassified to net income		-	-	-	-
Net loss on valuation of financial instruments (2)	4.1	(23,995)	(42,517)	(18,765)	(38,110)
Income tax	9.3	8,755	17,021	5,570	15,589
Net of tax amount		(15,240)	(25,496)	(13,195)	(22,521)
Surplus from equity method		-	-	-	-
Unrealized gain/(loss) on investments in subsidiaries using equity method (3)	6	(9,440,552)	2,010,657	(8,314,521)	1,944,582
Gain/(loss) on valuation of investments in associates and joint ventures (4)		(165)	(113)	(262)	(156)
Net of tax amount		(9,440,717)	2,010,544	(8,314,783)	1,944,426
Effects of hedge accounting application		-	-	-	-
(Loss) gain on hedge of net investment in a foreign operation	4.3	4,259,296	(452,000)	4,067,031	(413,925)
Income tax	9.3	(87,305)	178,154	(16,150)	161,370
Net of tax amount (5)		4,171,991	(273,846)	4,050,881	(252,555)
Unrealized gain on cash flow hedges		(360)	-	8	-
Reclassification to profit or loss		144	-	(162)	-
Income tax	9.3	87	-	62	-
Net of tax amount		(129)	-	(92)	-
Total other comprehensive income that may be reclassified to net income		(5,284,095)	1,711,202	(4,277,189)	1,669,350
Total other comprehensive income, net of tax		(5,274,576)	1,720,834	(4,267,696)	1,678,976
Total comprehensive income		(2,091,741)	4,602,736	(2,869,451)	2,966,984
The accompanying notes form an integral part of these separate financial statements.
(1)Includes the effects of the partial spin-off of Bancolombia S.A. in favor of Grupo Cibest S.A. carried out on May 16, 2025. See Note 1. Reporting Entity.
(2)The effect as of June 30, 2025 corresponds to debt securities (TDS and Bonds) for COP (18,554), the realization of equity investments for COP (10,025), valuation of financial instruments of equity investments COP 6,375 and partial spin-off to Grupo Cibest S.A. of the OCI corresponding to the P.A. Cadenalco 75 Años for COP (1,791). The effect as of June 30, 2024, corresponds to debt securities COP (29,199), the realization of equity investments for COP (18,516) and valuation of financial instruments of equity investments COP 5,198.
(3)As of June 2025, the effects of the partial spin-off of Bancolombia S.A. in favor of Grupo Cibest S.A. are included as follows: Banistmo S.A. for COP (5,417,811), Bancolombia Panama for COP (3,138,925) and Banca de Inversión Bancolombia for COP (6,252).
(4)Includes the effect of the partial spin-off to Grupo Cibest S.A. of the OCI corresponding to Proteccion S.A. for COP (154).
(5)As of June 2025, the variation is due to the discontinuation of the hedge on the investment in Banistmo, which was spun off to Grupo Cibest S.A. As a result of this transaction, the cumulative net effect in other comprehensive income (OCI) recognized in the hedge for COP 4,028,670 was also spun off. In addition, a new hedging relationship was created, with the hedged items being the investment in Bancolombia Panama, Bancolombia Puerto Rico, and the net assets of the Panama branch office.

1

CONDENSED SEPARATE INTERIM STATEMENT OF CHANGES IN EQUITY
BANCOLOMBIA S.A.
For the six-months period ended June 30, 2025 and 2024
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

					Accumulated other comprehensive income
	Note	Share capital	Additional paid in capital	Appropriated reserves	Financial instruments (2)	Adjustments on first-time application of IFRS	evaluation of assets	Employee benefits	Equity method surplus (1) (3)	Cash flow hedges	Total other comprehensive income, net	Retained earnings	Total equity
Balance as of January 1, 2025		480,914	4,837,497	22,898,182	153,529	2,546,409	2,137	(11,077)	5,818,849	129	8,509,976	5,544,752	42,271,321
To pay a dividend corresponding to 509,704,584 common shares and 452,122,416 shares with preferred dividend and without voting rights, subscribed and paid as of December 31, 2024, at the rate of COP 3,900 per share, payable as follows: COP 3,900 per share and quarter, on the following dates: April 1, 2025.		-	-	-	-	-	-	-	-	-	-	(3,693,424)	(3,693,424)
Payment of extraordinary dividend equivalent to COP 624 per share. Paid in one installment on April 29, 2025		-	-	(600,180)	-	-	-	-	-	-	-	-	(600,180)
Reserve for equity strengthening and future growth		-	-	1,860,245	-	-	-	-	-	-	-	(1,860,245)	-
Reserve for social benefit projects and donations.		-	-	34,000	-	-	-	-	-	-	-	(34,000)	-
In accordance with Article 85 of the Bank's bylaws, unclaimed dividends were reclassified to reserves.		-	-	348	-	-	-	-	-	-	-	-	348
Realization of retained earnings.		-	-	-	-	(309)	-	-	-	-	(309)	309	-
Equity method from participation in subsidiaries, associates and joint ventures.	6, 7	-	-	-	-	-	-	-	-	-	-	(158,234)	(158,234)
Effects of the partial spin-off from Bancolombia S.A. to Grupo Cibest S.A (1)		-	-	(11,095,372)	(1,333)	(1,895,588)	-	-	(8,563,142)	-	(10,460,063)	-	(21,555,435)
Net income	-	-	-	-	-	-	-	-	-	-	-	3,182,835	3,182,835
Other comprehensive income (2)		-	-	-	(13,907)	-	-	9,519	3,294,416	(129)	3,289,899	-	3,289,899
Equity as of June 30, 2025 (3)		480,914	4,837,497	13,097,223	138,289	650,512	2,137	(1,558)	550,123	-	1,339,503	2,981,993	22,737,130
The accompanying notes form an integral part of these separate financial statements.
(1)Includes the effects of the partial spin-off from Bancolombia S.A. to Grupo Cibest S.A., carried out on May 16, 2025. See Note 1 – Reporting Entity. The movement in the surplus under the equity method resulting from the spin-off corresponds to: Banistmo S.A. for COP (5,417,811), Bancolombia Panamá for COP (3,138,925), Banca de Inversión Bancolombia for COP (6,252), and Protección for COP (154).

(2)As of June 30, 2025, the movement in financial instruments includes: OCI from debt securities (TDS and bonds) for COP (18,554); realization of equity investments for COP (10,025); fair value valuation of equity investments for COP 6,375; and deferred tax effects for COP 8,297.
(3)As of June 30, 2025, the balance includes: recognition under the equity method of investments in subsidiaries for COP 513,517; equity method investments in associates for COP (2,575); hedging of foreign investments for COP (26,123); and deferred tax for COP 65,304
1

CONDENSED SEPARATE INTERIM STATEMENT OF CHANGES IN EQUITY
BANCOLOMBIA S.A.
For the six-months period ended June 30, 2025 and 2024
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

					Accumulated other comprehensive income
	Note	Share capital	Additional paid in capital	Appropriated reserves	Financial instruments	Adjustments on first-time application of IFRS	Evaluation of assets	Employee benefits	Equity method surplus (1)	Total other comprehensive income, net	Retained earnings	Total equity
Balance as of January 1, 2024		480,914	4,837,497	20,292,454	173,289	2,555,858	2,137	(15,765)	2,819,626	5,535,145	5,935,658	37,081,668
To pay a dividend corresponding to 509,704,584 common shares and 452,122,416 shares with preferred dividend and without voting rights, subscribed and paid as of December 31, 2023, at the rate of COP 3,536 per share, payable as follows: COP 884 per share and quarter, on the following dates: April 1, July 2, July 2, October 1, 2024 and January 2, 2025.		-	-	-	-	-	-	-	-	-	(3,343,319)	(3,343,319)
Reserve for equity strengthening and future growth.		-	-	2,605,222	-	-	-	-	-	-	(2,605,222)	-
Reserve for social benefit projects and donations.		-	-	-	-	-	-	-	-	-	(33,000)	(33,000)
Reclassification of unclaimed dividends in accordance with Article 85 of the Bank's bylaws to reserves.		-	-	258	-	-	-	-	-	-	-	258
Realization of retained earnings.		-	-	-	-	(5,947)	-	-	-	(5,947)	5,947	-
Equity method from participation in subsidiaries, associates and joint ventures.		-	-	-	-	-	-	-	-	-	(2,200)	(2,200)
Net income		-	-	-	-	-	-	-	-	-	2,881,902	2,881,902
Other comprehensive income (2)	9.3	-	-	-	(25,496)	-	-	9,633	1,736,697	1,720,834	-	1,720,834
Equity as of June 30, 2024		480,914	4,837,497	22,897,934	147,794	2,549,911	2,137	(6,132)	4,556,323	7,250,032	2,839,766	38,306,143
The accompanying notes form an integral part of these separate financial statements.

(1)As of June 30, 2024, the balance includes: recognition under the equity method of investments in subsidiaries for COP 8,530,041; equity method investments in associates for COP (2,336); foreign currency translation adjustments for COP (4,855,782); and deferred tax for COP 884,400.
(2)As of June 30, 2024, the movement in financial instruments includes: OCI from debt securities for COP 5,198; realization of OCI from equity investments for COP (18,516); OCI from debt securities (TDS and bonds) for COP (29,199); and deferred tax for COP 17,021.
1

CONDENSED SEPARATE INTERIM STATEMENT OF CASH FLOW
BANCOLOMBIA S.A.
For the six-months period ended June 30, 2025 and 2024
(Stated in millions of Colombian pesos)

	Note	June 30, 2025 (1)	June 30, 2024
Net income		3,182,835	2,881,902
Adjustments to reconcile net income to net cash:		-	-
Amortization, depreciation and impairment	18.3	479,813	468,017
Equity method	17.5	(631,504)	(979,159)
Impairment of investments	4.1	-	121,788
Provision for impairment of loan portfolio and finance lease operations, net	5.0	1,581,541	3,120,463
Other assets impairment		11,568	56,562
Net interest income		(7,094,922)	(7,460,940)
Gain on sale of equity instruments		(10,025)	(18,516)
Gain on sale of loans and other assets		(71,727)	-
Gain on sale of property and equipment	17.4	(61,625)	(13,177)
Gain on repositioning of inventories and sale of assets held for sale	17.4	(49,237)	(68,448)
Interest and fair value measurement of financial instruments – debt securities	17.1	(707,310)	(543,305)
Gain on valuation of financial instruments at amortized cost		(142,928)	(149,726)
Gain on valuation of equity instruments		(20,378)	(13,510)
Loss on valuation of cash operations	17.1	(27,287)	28,881
Gain on valuation of derivatives		(271,370)	(53,061)
Gain on fair value measurement of investment properties		-	(4,302)
Other provisions		6,081	14,484
Bonds and short-term benefits		327,267	142,823
Other non-cash items		12,883	732
Preferred dividends expense	17.2	-	28,650
Dividends on equity investments	17.5	(4,556)	(3,351)
Effect of exchange rate changes		263,213	(322,603)
Income tax expense	9	1,123,680	743,955
Change in operating assets and liabilities:		-	-
Decrease in financial instruments measured at fair value through profit or loss		(3,537,146)	(3,081,280)
Increase in loan portfolio and finance lease operations		(9,698,325)	(5,156,666)
Decrease (increase) in other accounts receivable		(584,720)	121,179
Increase (decrease) in derivatives		817,227	(195,031)
Decrease in other assets		246,544	(843,745)
Increase in inventories		-	135
Increase in deposits		8,658,898	759,560
Increase in accounts payable		3,644,709	1,156,056
Increase in other liabilities and provisions		16,077	(710,954)
Interest received		11,613,194	13,309,183
Dividends received		728,706	1,235,970
Proceeds from sale of assets held for sale and inventories		509,411	528,075
Recovery of written-off loans		281,807	249,402
Interest paid		(5,268,292)	(6,285,317)
Income tax paid		(1,081,981)	(713,712)
Net cash provided by (used in) operating activities		4,242,121	(1,648,986)
Cash flows from investment activities		-	-
Investments Purchase:		(439,686)	(1,719,130)
Investments at amortized cost		(279,938)	(1,430,038)
Financial instruments measured at fair value through ORI - debt securities		-	(139,547)
Investments in subsidiaries		(159,748)	(80,308)
Investments in associates and joint ventures		-	(69,237)
Investments sale:		462,199	1,635,345
Financial instruments measured at fair value through OCI - Debt securities		269,855	284,828
Financial instruments measured at fair value through OCI – Equity investment		11,763	18,516
Investments at amortized cost		180,581	1,331,993
Investments in subsidiaries		-	8
Acquisition of property and equipment		(465,930)	(357,883)
Acquisition of investment property		(94,781)	(192,084)
Proceeds from sale of property and equipment		144,944	60,464
Acquisition of intangible assets		(47,788)	(37,668)
Net cash used in investing activities		(441,042)	(610,956)
Cash flows from financial activities:
Increase in interbank borrowings		261,289	-
Increase in monetary and related market operations		2,298,943	115,794
Opening of financial obligations		722,901	1,418,376
Cancellation of financial obligations		(1,271,329)	(3,519,921)
Lease liabilities		(61,675)	(55,976)
Issuance of debt securities		-	996,149
Cancellation of debt securities		(119,018)	(466,340)
Dividends paid		(5,196,016)	(1,699,610)
Financial obligation transferred in spin-off		(1,527,432)	-
Net cash (used in) provided by financial activities		(4,892,337)	(3,211,528)
Decrease in cash and cash equivalents, before the effect of exchange rate changes		(1,091,258)	(5,471,470)
Effect of exchange rate variations on cash and cash equivalents		(334,975)	240,565
(Decrease) Increase in cash and cash equivalents		(1,426,233)	(5,230,905)
Cash and cash equivalents at the beginning of the period	3	19,025,227	24,348,860
Cash and cash equivalents at the end of the period	3	17,598,994	19,117,955
The accompanying notes form an integral part of these separate financial statements.

(1) Includes the effects of the partial spin-off of Bancolombia S.A. in favor of Grupo Cibest S.A. carried out on May 16, 2025. See Note 1. Reporting Entity.
The statement of cash flows includes the following non-cash transactions, which were not reflected in the separate statement of cash flows:
a)Restructured loans and recovered assets that were transferred to assets held for sale, inventories, and other assets, for a value of COP 131,143 and COP 130,993.

NOTE 1. REPORTING ENTITY
Bancolombia S.A., hereinafter the Bank, is a credit establishment, listed on the Colombia Stock Exchange (BVC) since 1981. It held American Depositary Receipts (hereinafter, “ADRs”) listed on the New York Stock Exchange (NYSE) from 1995 until May 2025.
The Bank main location is in Medellín (Colombia), main address Carrera 48 # 26-85, Avenida Los Industriales, and was originally constituted under the name Banco Industrial Colombiano (BIC) according to public deed No. 388, dated January 24, 1945, from the First Notary's Office of Medellín, authorized by the Superintendence of Finance of Colombia (“SFC”). On April 3, 1998, by means of public deed No. 633, BIC merged with Bank of Colombia S.A., and the resulting organization was named Bancolombia S.A.
The operating license was definitively authorized by the SFC according to Resolution No. 3140 of September 24, 1993. The duration contemplated in the bylaws is until December 8, 2144, but it may be dissolved or renewed before the end of that period.
On October 29, 2024, the Bank announced to the market that its Board of Directors had authorized its Management to proceed with the necessary steps to modify the corporate structure of Grupo Bancolombia and its subsidiaries, through the creation of a parent company called Grupo Cibest S.A. (hereinafter,“Cibest”).
The authorized changes in the corporate structure include the following transactions (hereinafter, the “Corporate Transactions”), which once the required regulatory approvals were obtained in Colombia and in the various jurisdictions of the Group, were approved by the Shareholders’ Assemblies of the entities involved. This includes an extraordinary meeting of the Bank’s Shareholders’ Assembly held on April 23, 2025, attended by holders of common shares and holders of preferred dividend shares without voting rights. The approved Corporate Transactions were as follows:

(i)The partial spin-off of Bancolombia (Panamá) S.A. in favor of the beneficiary company BC Panamá S.A.S.
(ii)The merger by absorption by the Bank of Sociedad Beneficiaria BC Panamá S.A.S.
(iii)The partial spin-off of Banca de Inversión Bancolombia S.A. Corporación Financiera for the benefit of the Bank.
(iv)The partial spin-off of the Bank for the benefit of Cibest.

Corporate Transactions (ii), (iii), and (iv) were authorized by the SFC through Resolutions No. 0356 of 2025 dated February 28, 2025, and No. 0901 dated May 7, 2025.

The notice of merger by absorption and partial spin-off of the Bank was published on January 13, 2025. The changes in the corporate structure were formalized on May 12, 2025, by means of public deed No. 386 of the Notary Public Thirtieth of Medellín, and on May 16, 2025, when the transaction was completed, the Bank's shareholders (except Cibest) became shareholders of Cibest, which issued in its name the same number and the class of shares (common shares and shares with preferential dividends and without voting rights), maintaining the terms and conditions that the shareholders had in the Bank, and their percentage of ownership. In turn, the shares they held in the Bank (except those of Cibest) were canceled. The holders of ADR's of the Bank received equivalent ADRs of Cibest and their ADRs of the Bank were canceled, therefore, no dilution or accretion was generated for the Bank's shareholders, nor was there any transfer of value to third parties.

With the refinement of corporate operations, Cibest became the parent company or holding company of all financial companies and other companies that are part of the Group, including the Bank.

The value of the assets, liabilities, and net equity spun off from Bancolombia S.A. in favor of Grupo Cibest S.A. is as follows:

Recorded values of the spin-off Statement of Financial Position	value
ASSETS
Cash	1,527,432
Equity financial instruments	4,247
Trust Right PA Cadenalco 75 Years	4,247
Investments in subsidiaries	19,823,908
Banistmo S.A.	11,125,504
Banagrícola S.A. y Filiales	4,676,277
Grupo Agromercantil Holding	3,465,595
Nequi S.A. Compañía de Financiamiento	45,390
Renting Colombia S.A.	324,563
Negocios Digitales Colombia S.A.S.	102,321
Wompi S.A.S.	38,692
Wenia Ltd	45,566
Investments in associates and joint ventures	50,507
International Ejecutiva de Aviación S.A.S.	9,828
Puntos Colombia S.A.S.	20,516
Protección S.A.	20,163
Deferred tax asset	59,373
Other assets, net	688
TOTAL ASSETS	21,466,155
LIABILITIES
Financial obligations	1,527,432
Preferred shares	545,873
Deferred tax liability	1,569,650
TOTAL LIABILITIES	3,642,955
TOTAL SHAREHOLDERS' EQUITY	17,823,200

Recorded values of the spin-off in the income statement	value
Interest expense	19,370
Income from the equity method	(314,932)
Banistmo S.A.	(107,923)
Banagrícola S.A. y Filiales	(187,877)
Grupo Agromercantil Holding	(38,940)
Nequi S.A. Compañía de Financiamiento	15,646
Renting Colombia S.A.	(4,676)
Negocios Digitales Colombia S.A.S.	(566)
Wompi S.A.S.	(82)
Wenia Ltd	13,956
Associates and joint ventures	(4,470)
Total income, net	(295,562)
Profit before income tax	(295,562)
Income tax	337
Net income	(295,225)

With the completion of the corporate transactions, Cibest became the parent company or holding company of all the financial companies and other companies that are part of the Group, including the Bank. The Bank's direct subsidiaries, once the corporate transactions were completed, are as follows:

Society	Country	Main activity	Percentage of ownership and voting rights as of June 30, 2025
Banca de Inversión Bancolombia S.A. Corporación Financiera	Colombia	Financial services
Bancolombia Panamá S.A.	Panamá	Commercial bank	89.74%
Bancolombia Puerto Rico Internacional Inc.	Puerto Rico	Commercial bank	100.00%
Fiduciaria Bancolombia S.A. Sociedad Fiduciaria	Colombia	Financial business	100.00%
Fondo de Capital Privado Fondo Inmobiliario Colombia	Colombia	Financial trust services	94.97%
Valores Bancolombia S.A. Comisionista de Bolsa	Colombia	Trade-broker dealer	80.43%
P.A. FAI Calle 77	Colombia	Fiduciary trust	93.61%
P.A. Nomad Central-2	Colombia	Fiduciary trust	98.00%
P.A. Mercurio	Colombia	Fiduciary trust	98.00%
P.A. Nomad Salitre	Colombia	Fiduciary trust	100.00%
P.A. Calle 84 (2)	Colombia	Fiduciary trust	98.00%
P.A. Calle 84 (3)	Colombia	Fiduciary trust	98.00%
P.A. CEDIS Sodimac	Colombia	Fiduciary trust	100.00%
P.A. Nomad Distrito Vera	Colombia	Fiduciary trust	98.00%
P.A. Nexo	Colombia	Fiduciary trust	98.00%

The Bank's bylaws are contained in Public Deed No. 386 of May 12, 2025, issued by Notary Public Thirtieth of Medellín.

The Bank's corporate purpose is to carry out all operations, businesses, acts, and services related to banking activities. The Bank may participate in the capital of other companies, in cases authorized by law, under the terms and with the requirements, limits, or conditions established therein.

As of June 30, 2025, the Bank has 22,194 employees and operates through 28,051 banking correspondents, 4,594 ATMs, 570 offices, and 485 mobile service points throughout Colombia.
SEPARATE FINANCIAL STATEMENTS NOTES
BANCOLOMBIA S.A.
NOTE 2. MATERIAL ACCOUNTING POLICIES
A.Basis for preparation condensed interim financial statements

The condensed separate interim financial statements for the cumulative six months ended on June 30, 2025, have been prepared in accordance with International Accounting Standard 34: Interim Financial Reporting (IAS 34”), issued by the International Accounting Standards Board (hereinafter, IASB). The condensed interim financial statements as of June 30, 2025, and 2024 have not been audited.

The condensed separate financial statements, being of an interim nature, do not include all the information and disclosures required for full annual financial statements, and therefore, should be read together with the Bank's condensed separate financial statements as of the close of the fiscal year ended December 31, 2024 which complied with the Normas de Contabilidad e Información Financiera (“NCIF”) accepted in Colombia, in accordance with the Marco Técnico Normativo issued through the Decreto Único Reglamentario 2420 of 2015 and its amendments, by the Ministerio de Hacienda y Crédito Público and Ministerio de Comercio, Industria y turismo. These interim financial statements have not been audited.

This framework exempts the application of IFRS 9, only with respect to the loan portfolio and its impairment and the classification and valuation of investments, which are recognised, classified and measured in accordance with the provisions of the Superintendencia Financiera de Colombia (“SFC”) contained in of Circular Externa 100 of 1995, and IFRS 5 for the determination of impairment of foreclosed assets, which are impaired in accordance with the provisions of the SFC. The above provisions are considered Accounting and Financial Reporting Standards accepted in Colombia (NCIF).

Preparation of the condensed separate interim financial statements undergoing concern basis

Management has assessed the Bank’s ability to continue as a going concern and confirms that the Bank has adequate resources, liquidity and solvency to continue operating the business for the foreseeable future, which is at least, but is not limited to, 12 months from the end of the reporting period. Based on the Bank's liquidity position at the date of authorization of the condensed separate interim financial statements, Management maintains a reasonable expectation that it has adequate liquidity and solvency to continue in operation for at least the next 12 months and that the going concern basis of accounting remains appropriate.

The condensed separate interim financial statements were prepared on a going concern basis and do not include any adjustments to the reported carrying amounts and classification of assets, liabilities and expenses that might otherwise be required if the going concern basis were not correct.

In the Management opinion, these condensed separate interim financial statements reflect all material adjustments considered necessary in the circumstances and based on the best information available as of June 30, 2025 and the date of their promulgation and issuance, for a fair representation of financial results for the interim periods presented.

The results of operations for the cumulative six months ending on June 30, 2025 and 2024 are not necessarily indicative of the results for the full year. The Bank believes that the disclosures are sufficient to make the information presented not misleading or biased. For this reason, the condensed separate interim financial statements include selected explanatory notes to explain events and transactions that are important to the financial statements users or represent significant materiality in understanding the changes in the Bank’s financial position and performance since the last annual audited financial statements.

Assets and liabilities are measured at cost or amortized cost, with some exceptions where certain financial assets and liabilities are measured at fair value. These financial assets and liabilities measured at fair value correspond to those classified in the category of fair value through profit or loss, and those equity investments measured at fair value through other comprehensive income (OCI) in equity. Additionally, all financial derivatives and recognized assets and liabilities designated as hedged items in a fair value hedge are adjusted for changes in fair value attributable to the hedged risks. Investments in associates, joint ventures, and subsidiaries are measured using the equity method.

The condensed interim financial statements are stated in Colombian pesos (“COP”) and figures are stated in millions, except the exchange rate, which are stated in units of Colombian pesos, while other currencies (dollars, euro, pounds, etc.) are stated in thousands.

Transactions Between Entities Under Common Control

The combination of entities under common control refers to transactions in which entities that are under the control of the Group—both before and after the combination—are merged, and such control is not temporary.

For transactions under common control, the Bank has chosen to apply the predecessor value method as its accounting policy for recognizing intercompany transactions. This means that the assets and liabilities transferred from the entity or business being spun off are recognized in the separate financial statements of the receiving company at their book value, as recorded prior to the transaction date.

The Bank retrospectively presents the net assets received as of the transfer date.

During the second quarter of 2025, the Bank ceased to be the parent of the economic group. Therefore, from that date onward, the financial statements no longer include all previously consolidated subsidiaries. For more information, see Note 1: Reporting Entity.
B. Use of estimates and judgments

The preparation condensed separate interim financial statements requires that the Bank's Management makes judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses.

The estimates and underlying assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

For the period ended in June 30, 2025, there were no changes in the significant estimates and judgments made by Management in applying the Bank's accounting, as compared to those applied in the financial statements at the year ended on December 31, 2024.

C. Material accounting policies and recently issued accounting pronouncements.

The same accounting policies and methods of calculation applied in the financial statements at the end of the year ended on December 31, 2024, continue to be applied in these condensed separate interim financial statements, except for the adoption of new standards, improvements and interpretations effective from January 1, 2025, as shown below:

a) Recently accounting pronouncements issued by IASB pending to incorporate in NCIF framework accepted in Colombia.

Amendments to IFRS 9 Financial instruments and IFRS 7 Financial instruments: disclosures - Classification and measurement of financial instruments:

In May 2024, the Board issued amendments to the classification and measurement requirements in IFRS 9. These amendments respond to feedback from post-implementation review of the accounting standard and clarify the requirements in areas where stakeholders have raised concerns, or where new issues have emerged since IFRS 9 was issued.

These amendments include:

–Clarifying the classification of financial assets with environmental, social and corporate governance (ESG) and similar features: ESG-linked features in loans could affect whether the loans are measured at amortised cost or fair value. To resolve any potential diversity in practice, the amendments clarify how the contractual cash flows on such loans should be assessed.
–Settlement of liabilities through electronic payment systems: The amendments clarify the date on which a financial asset or financial liability is derecognised. The IASB also decided to develop an accounting policy option to allow a company to derecognise a financial liability before it delivers cash on the settlement date if specified criteria are met.

With these amendments, the IASB has also introduced additional disclosure requirements to enhance transparency for investors regarding investments in equity instruments designated at fair value through other comprehensive income and financial instruments with contingent features, for example features tied to ESG-linked targets.

The amendments are effective for annual reporting periods beginning on or after January 1, 2024, and early application is permitted. These amendments have been reviewed by Management and have no impact on the Bank financial statements and disclosures.

New standard NIIF 18 Presentation and Disclosure in Financial Statements:

In April 2024, the Board issued IFRS 18 to replace IAS 1 Presentation of Financial Statements. IFRS 18 introduces three sets of new requirements to improve the way companies report their financial performance and give investors a better basis for analyzing and comparing companies:

Improved comparability in the statement of income: IFRS 18 introduces three defined categories for income and expenses (operating, investing and financing) to improve the structure of the statement of income, and requires all companies to provide new defined subtotals, including operating profit.

Enhanced transparency of management-defined performance measures: The new standard requires companies to disclose explanations of those company-specific measures that are related to the statement of income, referred to as management-defined performance measures.

More useful grouping of information in the financial statements: IFRS 18 sets out enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes. In addition, the new standard requires companies to provide more transparency about operating expenses, helping investors to find and understand the information they need.

IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, and early application is permitted. Management is assessing the impact that these amendments will have on the Bank's condensed separate interim financial statements and disclosures.

NOTE 3. CASH AND CASH EQUIVALENTS
For purposes of the statement of cash flow and the statement of financial position, the following assets are considered as cash and cash equivalents:

	June 30, 2025	December 31, 2024
In millions of COP
Cash
Cash	7,036,441	7,125,488
Deposits from Colombian Central Bank (1)	3,901,665	2,562,485
Deposits from banks and other private financial institutions	3,166,822	3,604,035
Checks on hold	54	118
Total cash	14,104,982	13,292,126
Monetary market transactions
Reverse repurchase agreements (2)	2,559,435	5,613,041
Interbank borrowings	934,577	120,060
Total monetary market transactions	3,494,012	5,733,101
Total cash and cash equivalents	17,598,994	19,025,227
(1)According to External Resolution No. 3 of 2024 issued by Colombian Central Bank, which amends External Resolution No. 5 of 2008 issued by the Colombian Central Bank, the Bank must maintain the equivalent of 7% of the deposits mentioned in Article 1, paragraph (a) and the equivalent of 2.5% of its customer deposits with a maturity of less than 18 months paragraph (b) as an ordinary reserve represented in deposits at the Central Bank or as cash in hand.
(2)The variation is due to the decrease in Repos in simultaneous operations with the Central Counterparty Clearing House.

As of June 30, 2025 and December 31, 2024, there is restricted cash amounting to COP 399,298 and COP 441,849 respectively, included in other assets on the statement of financial position, which represents margin deposits pledged as collateral for derivative contracts traded through Colombian clearing houses.
NOTE 4. INVESTMENTS IN FINANCIAL ASSETS, NET AND DERIVATIVES
The Bank's portfolio investment in financial instruments and derivatives as of June 30, 2025 and December 31, 2024, is described below:

Investments in financial assets and derivative financial instruments	June 30, 2025	December 31, 2024
In millions of COP
Investments in debt securities
Negotiable investments (1)	14,225,863	12,710,200
Available-for-sale investments	3,208,532	3,326,813
Held-to-maturity investments(2)	4,359,336	4,117,051
Subtotal debt securities, net	21,793,731	20,154,064
Pledged financial assets (3)	3,715,290	1,156,624
Total debt securities	25,509,021	21,310,688
Equity instruments (3)	464,765	445,356
Total investment financial assets, net	25,973,786	21,756,044
	-	-
Total derivative assets (4)	3,214,068	2,924,434
	-	-
Total derivative liabilities (4)	(3,502,940)	(2,667,439)

(1)As of June 30, 2025 there is an increase in the marketable investments of COP 1,515,663, mainly in treasury securities - TES.
(2)As of June 30, 2025 there was an increase in the investments to maturity portfolio for COP 242,285, mainly due to the acquisition of TDA for COP 279,938, also, there was a decrease in the portfolio due to the sale of TDA for COP 27,440.
(3)See Note 4.1. Investments in financial assets, net.
(4)See Note 4.2. Derivative financial instruments.
4.1.Investments in financial assets, net
The detail of the financial investment assets is as follows:
As of June 30, 2025

Debt securities	Measurement methodology
	Held for trading	Available-for-sale investments	Held-to-maturity investments	Total carrying amount
In millions of COP
Treasury securities issued by the Colombian Government - TES	11,442,215	-	-	11,442,215
Corporate bonds	2,382,522	134,858	765,999	3,283,379
Agricultural Development Securities issued by the Colombian Government (TDA)	-	-	3,593,337	3,593,337
Solidarity Securities issued by the Colombian Government (TDS)	-	2,514,109	-	2,514,109
Other public debt	-	559,565	-	559,565
Other financial investment assets	287,281	-	-	287,281
Mortgage backed securities (TIPS)	113,845	-	-	113,845
Total debt securities	14,225,863	3,208,532	4,359,336	21,793,731
As of December 31, 2024

Debt securities	Measurement methodology
	Held for trading	Available-for-sale investments	Held-to-maturity investments	Total carrying amount
In millions of COP
Treasury securities issued by the Colombian Government - TES	10,134,956	-	-	10,134,956
Corporate bonds	2,116,724	133,059	780,678	3,030,461
Agricultural Development Securities issued by the Colombian Government (TDA)	-	-	3,336,373	3,336,373
Solidarity Securities issued by the Colombian Government (TDS)	-	2,648,355	-	2,648,355
Other public debt	-	545,399	-	545,399
Other financial investment assets	315,575	-	-	315,575
Mortgage backed securities (TIPS)	142,945	-	-	142,945
Total debt securities	12,710,200	3,326,813	4,117,051	20,154,064

The following table shows the detail of debt securities maturity:
As of June 30, 2025

Debt securities	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Greater than 5 years	Total
In millions of COP
Negotiable investments
Treasury securities issued by the Colombian Government - TES	1,228,196	7,748,178	658,054	1,807,787	11,442,215
Corporate bonds	1,965,740	179,477	117,048	120,257	2,382,522
Other financial investment assets	132,269	86,142	68,870	-	287,281
Mortgage- backed securities (TIPS)	2,845	1,790	20,588	88,622	113,845
Subtotal negotiable investments	3,329,050	8,015,587	864,560	2,016,666	14,225,863
Available-for-sale investments	-	-	-	-	-
Solidarity Securities issued by the Colombian Government (TDS)	2,514,109	-	-	-	2,514,109
Corporate bonds	-	134,858	-	-	134,858
Other public debt	-	41,345	-	518,220	559,565
Subtotal available-for-sale investments	2,514,109	176,203	-	518,220	3,208,532
Held-to-maturity investments	-	-	-	-	-
Agricultural Development Securities issued by the Colombian Government (TDA)	3,593,337	-	-	-	3,593,337
Corporate bonds	-	471,448	194,143	100,408	765,999
Mortgage-backed securities (TIPS)	3,593,337	471,448	194,143	100,408	4,359,336
Subtotal held-to-maturity investments	9,436,496	8,663,238	1,058,703	2,635,294	21,793,731
As of December 31, 2024

Debt securities	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Greater than 5 years	Total
In millions of COP
Negotiable investments
Treasury securities issued by the Colombian Government - TES	478,761	6,182,314	1,120,892	2,352,989	10,134,956
Corporate bonds	1,511,689	148,443	91,011	365,581	2,116,724
Other financial investment assets	94,669	111,231	104,206	5,469	315,575
Mortgage- backed securities (TIPS)	2,749	185	45,842	94,169	142,945
Subtotal negotiable investments	2,087,868	6,442,173	1,361,951	2,818,208	12,710,200
Available-for-sale investments	-	-	-	-	-
Solidarity Securities issued by the Colombian Government (TDS)	2,648,355	-	-	-	2,648,355
Corporate bonds	-	83,315	49,744	-	133,059
Other public debt	-	41,369	-	504,030	545,399
Subtotal available-for-sale investments	2,648,355	124,684	49,744	504,030	3,326,813
Held-to-maturity investments	-	-	-	-	-
Agricultural Development Securities issued by the Colombian Government (TDA)	3,336,373	-	-	-	3,336,373
Corporate bonds	-	471,587	208,606	100,485	780,678
Mortgage-backed securities (TIPS)	3,336,373	471,587	208,606	100,485	4,117,051
Subtotal held-to-maturity investments	8,072,596	7,038,444	1,620,301	3,422,723	20,154,064

For more information related to fair value disclosures of investments classified as held-to-maturity, see Note 19. Fair value of assets and liabilities.
The net effect in the statement of comprehensive income corresponding to the debt securities is COP (18,554) as of June 30, 2025 and COP (28,198) as of June 30, 2024. See separate statement of comprehensive - Loss Net gain on valuation of financial instruments.
These assets have no restrictions or limitations as of June 30, 2025 and June 30, 2024, except for the securities pledged as collateral for Reverse repurchase agreements and derivatives indicated below:
As of June 30, 2025

Pledged financial assets	Term	Security type	Carrying amount
In millions of COP
Securities issued by the Colombian Government
Investments pledged as collateral in transactions with reverse repurchase agreements	Up to 1 month	Treasury securities	2,850,160
Investments pledged as collateral in transactions with derivatives	Between 1 and 3 months	Treasury securities	865,130
Total securities issued by the Colombian Government			3,715,290
Total pledged financial assets			3,715,290
As of December 31, 2023

Pledged financial assets	Term	Security type	Carrying amount
In millions of COP
Securities issued by the Colombian Government
Investments pledged as collateral in transactions with reverse repurchase agreements	Up to 1 month	Treasury securities	480,435
Investments pledged as collateral in transactions with derivatives	Between 1 and 3 months	Treasury securities	676,189
Total securities issued by the Colombian Government			1,156,624
Total pledged financial assets			1,156,624
The detail of investments in equity securities is as follows:

Total equity financial instruments	June 30, 2025	December 31, 2024
In millions of COP
Investments at fair value through profit or loss (1)	300,344	279,966
Investments at fair value with changes in OCI (2)	157,137	157,331
Financial instruments measured at fair value with changes in equity with changes in OCI	7,284	8,059
Total equity financial instruments	464,765	445,356
(1)The category of Investments at fair value through income statement includes Renta Fija Plus and Renta Fija Plazo trusts.
(2)The detail of this investments is presented in the table “Equity instruments measured at fair value through OCI”.

Detail of equity instruments measured at fair value through OCI:

	Carrying amount
Equity instruments measured at fair value through OCI	June 30, 2025	December 31, 2024
In millions of COP
Credibanco S.A.	108,600	109,011
Holding Bursatil Regional S.A. (1)	33,557	20,978
Residual Rights (2)	14,978	12,051
Bolsa de Valores de Colombia S.A.	2	1
Banco Latinoamericano de Comercio Exterior S.A. Bladex (3)	-	11,078
P.A. Cadenalco 75 years (4)	-	4,212
Total Equity instruments measured at fair value through OCI	157,137	157,331
(1)As of March 31, 2025 no payments for Residual Rights were received. As of March 31, 2024, COP (1,155) were made from OCI, which were transferred to results.
Investments in equity securities measured at fair value through OCI are considered strategic for the Bank and, therefore, there is no intention to sell them in the foreseeable future. That is the reason why this alternative is used for its presentation.
The effect of valuation in the statement of comprehensive income corresponding to equity investment financial securities is COP 2,204 as of March 2025 and COP 1,472 as for March 2024. See Condensed separate interim statement of comprehensive income - net loss on valuation of financial instruments.
Dividends on equity securities through OCI recognized as of June 30, 2025 and 2024 amount to COP 3,592 and COP 2,673, respectively. See Note 17.5. Equity investment income.
As of June 30, 2025 and December 31, 2024 there were no impairment losses on equity securities. These investments do not have a maturity date therefore, they are not included in the maturity detail.
4.2.Derivative financial instruments
The Bank derivative activities do not give rise to significant open positions in portfolios of derivatives. The Bank enters into derivative transactions to facilitate customer business, for hedging purposes and arbitrage activities, such as forwards, options, or swaps where the underlying assets are exchange rates, interest rates, and securities.
A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets, and/or indexes. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a date in the future. Futures and option contracts are standardized agreements for future delivery, traded on exchanges that typically act as a platform.
For further information related to the objectives, policies, and processes for managing the Bank’s risk, please see item Risk Management. The following table presents the Bank's derivatives by type of risk as of June 30, 2025 and December 31, 2024:

Derivatives	June 30, 2025	December 31, 2024
In millions of COP
Forwards
Assets
Foreign exchange contracts	2,002,041	1,074,137
Equity contracts	13,897	51,645
Subtotal assets	2,015,938	1,125,782
Liabilities	-	-
Foreign exchange contracts	(1,970,840)	(963,535)
Equity contracts	(9,149)	(1,367)
Subtotal liabilities	(1,979,989)	(964,902)
Total forwards (1)	35,949	160,880
Swaps
Assets
Foreign exchange contracts	920,436	1,463,256
Interest rate contracts	193,255	233,019
Subtotal assets	1,113,691	1,696,275
Liabilities	-	-
Foreign exchange contracts	(1,142,282)	(1,332,432)
Interest rate contracts	(226,761)	(287,623)
Subtotal liabilities	(1,369,043)	(1,620,055)
Total swaps (2)	(255,352)	76,220
Options	-	-
Assets	-	-
Foreign exchange contracts	84,439	102,377
Subtotal assets	84,439	102,377
Liabilities	-	-
Foreign exchange contracts	(153,908)	(82,482)
Subtotal liabilities	(153,908)	(82,482)
Total options	(69,469)	19,895
Derivative assets	3,214,068	2,924,434
Derivative liabilities	(3,502,940)	(2,667,439)
(1) As of June 30, 2025 there is a variation in active and passive forward contracts compared to those in effect in December 2024. Out of a total of 14,404 operations, 11,071 had matured by June 2025.
(2) As of June 30, 2025 there is a variation in active and passive swaps compared to those in effect in December 2024. Out of a total of 10,220 operations, 1,610 had matured by June 2025.

The table below details the amount of derivatives net by maturity:
As of June 30, 2025

	Forward	Swaps	Options	Total
Assets	2,015,938	1,113,691	84,439	3,214,068
Less than 1 year	1,967,923	263,394	69,796	2,301,113
Between 1 and 3 years	48,001	377,201	14,643	439,845
More than 3 years	14	473,096	-	473,110
Liabilities	(1,979,989)	(1,369,043)	(153,908)	(3,502,940)
Less than 1 year	(1,917,642)	(414,805)	(130,488)	(2,462,935)
Between 1 and 3 years	(62,347)	(524,550)	(23,420)	(610,317)
More than 3 years	-	(429,688)	-	(429,688)
As of December 31, 2024

	Forward	Swaps	Options	Total
Assets	1,125,782	1,696,275	102,377	2,924,434
Less than 1 year	1,094,845	440,816	96,891	1,632,552
Between 1 and 3 years	30,937	649,909	5,486	686,332
More than 3 years	-	605,550	-	605,550
Liabilities	(964,902)	(1,620,055)	(82,482)	(2,667,439)
Less than 1 year	(934,875)	(375,375)	(76,536)	(1,386,786)
Between 1 and 3 years	(30,027)	(604,227)	(5,946)	(640,200)
More than 3 years	-	(640,453)	-	(640,453)
Derivatives' guarantee
The following table presents the cash and securities collateral for derivatives as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
In millions of COP
Guarantees received	1,264,019	1,117,651
Guarantees delivered	(547,125)	(371,426)
4.3 Hedge of a net investment in a foreign operation
The Bank uses hedge accounting for net investments in foreign operations with non-derivative instruments and has designated USD 528,000 in debt securities issued as hedging instruments. This transaction is intended to protect the Bank against foreign exchange risk (USD/COP) related to the net investments in Bancolombia Panamá S.A., Bancolombia Puerto Rico Internacional Inc., and the Panama Branch, whose financial information are denominated in U.S dollars. The book value and the hedged portion of the investment are listed below:

	June 30, 2025			December 31, 2024
	Investment portion covered in the hedging relationship	Investment portion uncovered	Total investment.	Investment portion covered in the hedging relationship	Investment portion uncovered	Total investment
In thousands of USD
Banistmo S.A. (1)	-	-	-	884,544	1,723,889	2,608,433
Bancolombia Panama S.A. (2)	287,000	66,001	353,001	-	-	-
Bancolombia Puerto Rico Internacional Inc. (2)	141,000	39,156	180,156	-	-	-
Panama Branch (2)	100,000	5,268	105,268	-	-	-
Total	528,000	110,425	638,425	-	-	-
(1) In 2025, the partial spin-off of Bancolombia's assets and liabilities to Grupo Cibest S.A. was completed. In this transaction, Banistmo S.A. was spun off to Grupo Cibest S.A. As a result, the hedge accounting for the net investment abroad in Banistmo was completely discontinued on April 30, 2025.

(2) As of May 1, 2025, a new hedging relationship was created, designating subordinated bonds maturing in 2027 and 2034 as hedging instruments for net investments in Bancolombia Panama, Bancolombia Puerto Rico, and the Panama Branch, with the objective of mitigating the impact of exchange rate differences on the Bank's financial statements.

The following is a detail of the hedging instruments of the net investment in the net foreign investment:
As of June 30, 2025

Debt securities issued in thousands of USD, designated as hedging instruments
Opening date	Due date	E.A rate	Capital balance	Capital designated as hedging instrument
18/10/2017	18/10/2027	7.03%	461,707	428,000
24/06/2024	24/12/2034	8.82%	800,000	100,000
Total Debt securities			1,261,707	528,000
As of December 31, 2024

Debt securities issued in thousands of USD, designated as hedging instruments
Opening date	Due date	E.A rate	Capital balance	Capital designated as hedging instrument
18/10/2017	18/10/2027	7.03%	461,707	355,339
24/06/2024	24/12/2034	8.82%	800,000	529,205
Total Debt securities			1,261,707	884,544
Measuring effectiveness and ineffectiveness
A hedge is considered effective if, at the beginning of the period and in subsequent periods, the changes in fair value or cash flows attributable to the hedged risk during the period for which the hedge has been designated are offset.
The Bank has documented the evidence of effectiveness of the hedge of the net foreign investment based on the portion of the net investment hedged at the beginning of the hedging relationship amounting to USD 528,000. The hedge is considered perfectly effective since the critical terms and risks of the obligations that serve as hedging instruments are identical to those of the primary hedged position. The effectiveness of the hedge is measured on a before taxes.
Gains or losses from the currency translation of the financial statements of Bancolombia Panama and Bancolombia Puerto Rico for the year 2025 and Banistmo for the year 2024 are recognized in Other Comprehensive Income (OCI). Consequently, the exchange difference related to the translation of debt securities issued and borrowings from correspondent banks is recognized directly in OCI. The foreign currency translation adjustment corresponding to hedging instruments as of June 30, 2025 was COP 65,304 and as of June 30, 2024 was COP (452,000). See Condensed separate interim statement of comprehensive income - Gain (loss) on hedge of net investment in a foreign operation.

Panama Branch is a net investment of the Bank, and the restatement directly impacts the profit or loss for the period. In the hedging relationship between the bonds and the net assets of the Panama Branch, no adjustment is recognized in OCI, since both the restatement of the investment and the effect of the hedging instrument are reflected in the income statement, thus constituting a natural hedge.
NOTE 5. LOANS PORTFOLIO AND FINANCIAL LEASING OPERATIONS, NET
The following is the composition of the loans and financial leasing operations portfolio, net as of June 30, 2025 and December 31, 2024:

Composition	June 30, 2025	December 31, 2024
In millions of COP
Commercial (1)	106,315,942	102,823,571
Consumer	37,585,952	37,130,451
Financial leasing	26,503,296	26,154,135
Mortgage (2)	27,410,491	25,163,198
Small business loans	906,523	656,350
Total loan portfolio and financial leasing operations	198,722,204	191,927,705
Total provision for loan portfolio and leasing operations impairment (3)	(12,862,532)	(13,829,166)
Total loan portfolio and leasing operations, net	185,859,672	178,098,539
(1)The increase was mainly attributable to disbursements made during the first half of the year, due to the quotas offered with rate benefits.
(2)The increase is mainly due to better dynamics following the reactivation of government subsidies, as well as in response to the housing for all strategy.
(3)Includes general provision for loan portfolio and leasing operations, in accordance with SFC regulations

Provision concept	June 30, 2025	December 31, 2024
In millions of COP
General provision Small business loans and Mortgage (Circular 100, 1995)	280,711	256,011
Total general provision	280,711	256,011

Loans and leasing operations portfolio by risk category
As of June 30, 2025 and December 31, 2024, the loan portfolio and leasing operations are distributed in the following risk categories:
As of June 30, 2025

Commercial	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	97,495,301	1,297,265	15,431	1,344,602	19,998	466	97,442,931
B – Acceptable risk	1,330,032	20,655	1,445	62,907	3,657	244	1,285,324
C – Appreciable risk	1,475,306	34,263	1,059	487,420	31,706	794	990,708
D – Significant risk	2,083,661	61,578	11,734	1,513,163	61,578	11,706	570,526
E – Unrecoverable risk	2,450,331	29,189	8,692	2,066,742	29,189	8,498	383,783
Total	104,834,631	1,442,950	38,361	5,474,834	146,128	21,708	100,673,272

Consumer	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	31,894,272	409,305	60,591	931,912	14,824	2,776	31,414,656
B – Acceptable risk	910,160	20,423	3,598	147,478	6,391	1,609	778,703
C – Appreciable risk	730,023	15,003	3,300	191,148	11,511	2,800	542,867
D – Significant risk	766,832	19,200	5,154	727,813	19,200	5,146	39,027
E – Unrecoverable risk	2,651,092	75,075	21,924	2,551,331	75,075	21,601	100,084
Total	36,952,379	539,006	94,567	4,549,682	127,001	33,932	32,875,337

Leasing	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	22,023,382	142,675	2,136,191	396,913	3,279	36,097	23,865,959
B – Acceptable risk	610,463	8,592	29,497	25,756	532	1,237	621,027
C – Appreciable risk	452,524	5,040	17,595	89,120	4,216	12,489	369,334
D – Significant risk	634,675	57,437	30,038	332,908	57,368	29,961	301,913
E – Unrecoverable risk	249,522	77,601	28,064	237,858	77,599	28,050	11,680
Total	23,970,566	291,345	2,241,385	1,082,555	142,994	107,834	25,169,913

Mortgage	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In Millions of COP
A – Normal risk	25,474,257	191,729	3,338	526,575	2,006	33	25,140,710
B – Acceptable risk	470,979	5,061	729	29,477	5,061	729	441,502
C – Appreciable risk	354,008	8,592	973	51,330	8,592	973	302,678
D – Significant risk	540,003	6,474	1,955	118,814	6,474	1,955	421,189
E – Unrecoverable risk	342,398	5,288	4,707	342,398	5,288	4,707	-
Total	27,181,645	217,144	11,702	1,068,594	27,421	8,397	26,306,079

Small business loans	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	815,762	10,568	3,219	17,058	145	39	812,307
B – Acceptable risk	15,719	499	147	500	499	147	15,219
C – Appreciable risk	12,349	405	128	7,508	405	128	4,841
D – Significant risk	13,575	351	114	13,508	351	114	67
E – Unrecoverable risk	31,891	940	856	29,258	940	852	2,637
Total	889,296	12,763	4,464	67,832	2,340	1,280	835,071

Total loans	Loans			Provision			Total Net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	177,702,974	2,051,542	2,218,770	3,217,060	40,252	39,411	178,676,563
B – Acceptable risk	3,337,353	55,230	35,416	266,118	16,140	3,966	3,141,775
C – Appreciable risk	3,024,210	63,303	23,055	826,526	56,430	17,184	2,210,428
D – Significant risk	4,038,746	145,040	48,995	2,706,206	144,971	48,882	1,332,722
E – Unrecoverable risk	5,725,234	188,093	64,243	5,227,587	188,091	63,708	498,184
Total	193,828,517	2,503,208	2,390,479	12,243,497	445,884	173,151	185,859,672
As of December 31, 2024

Commercial	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	93,518,674	1,163,523	14,050	1,316,245	19,548	392	93,360,062
B – Acceptable risk	1,494,066	23,438	1,623	63,573	2,047	292	1,453,215
C – Appreciable risk	1,391,353	91,893	1,326	451,521	90,701	1,184	941,166
D – Significant risk	2,363,500	71,352	14,343	1,712,661	71,352	14,312	650,870
E – Unrecoverable risk	2,621,618	44,396	8,416	2,205,917	44,396	8,249	415,868
Total	101,389,211	1,394,602	39,758	5,749,917	228,044	24,429	96,821,181

Consumer	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	30,764,653	385,004	55,730	917,778	14,658	2,639	30,270,312
B – Acceptable risk	821,642	22,653	3,633	122,317	7,039	1,603	716,969
C – Appreciable risk	756,964	18,313	3,539	196,859	13,998	3,000	564,959
D – Significant risk	1,117,242	27,980	6,792	1,058,048	27,980	6,783	59,203
E – Unrecoverable risk	3,039,743	82,528	24,035	2,928,664	82,528	23,590	111,524
Total	36,500,244	536,478	93,729	5,223,666	146,203	37,615	31,722,967

Leasing	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	21,194,174	132,244	2,589,208	385,259	3,031	46,891	23,480,445
B – Acceptable risk	582,525	7,561	31,141	23,652	1,003	1,416	595,156
C – Appreciable risk	482,049	6,193	18,406	99,424	5,517	14,588	387,119
D – Significant risk	641,233	57,034	37,158	339,518	57,033	36,619	302,255
E – Unrecoverable risk	267,640	76,025	31,544	256,572	76,023	31,544	11,070
Total	23,167,621	279,057	2,707,457	1,104,425	142,607	131,058	24,776,045

Mortgage	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In Millions of COP
A – Normal risk	23,413,649	177,235	1,750	483,766	1,861	18	23,106,989
B – Acceptable risk	457,800	4,759	699	29,489	4,759	699	428,311
C – Appreciable risk	359,989	6,146	1,153	49,697	6,146	1,153	310,292
D – Significant risk	445,213	4,970	1,688	99,614	4,970	1,688	345,599
E – Unrecoverable risk	279,846	4,093	4,208	279,846	4,093	4,208	—
Total	24,956,497	197,203	9,498	942,412	21,829	7,766	24,191,191

Small business loans	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	576,447	6,595	1,952	12,214	99	32	572,649
B – Acceptable risk	9,059	249	69	320	249	69	8,739
C – Appreciable risk	7,226	227	63	4,441	227	63	2,785
D – Significant risk	14,176	421	165	14,045	421	165	131
E – Unrecoverable risk	37,470	1,252	979	34,624	1,252	974	2,851
Total	644,378	8,744	3,228	65,644	2,248	1,303	587,155

Total loans	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	169,467,597	1,864,601	2,662,690	3,115,262	39,197	49,972	170,790,457
B – Acceptable risk	3,365,092	58,660	37,165	239,351	15,097	4,079	3,202,390
C – Appreciable risk	2,997,581	122,772	24,487	801,942	116,589	19,988	2,206,321
D – Significant risk	4,581,364	161,757	60,146	3,223,886	161,756	59,567	1,358,058
E – Unrecoverable risk	6,246,317	208,294	69,182	5,705,623	208,292	68,565	541,313
Total	186,657,951	2,416,084	2,853,670	13,086,064	540,931	202,171	178,098,539
Provision for impairment of loan portfolio and leasing operations
The following table sets forth the changes in the allowance for loans and leasing operations losses as of June 30, 2025 and 2024:
Movement of the provision for the six-months period ended June 30, 2025

Loans	Commercial	Consumer	Leasing	Mortgage	Small business loans	Total
In millions of COP
(+) Balance as of December 31, 2024	6,002,390	5,407,484	1,378,090	972,007	69,195	13,829,166
(+) Charged-off-loan recovery	77,111	149,797	42,003	12,425	471	281,807
(+) Impairment of loan portfolio and leasing operations, net (1)	317,225	1,050,956	39,458	143,841	30,059	1,581,539
(-) Period charges-off (2)	592,399	1,897,622	126,168	23,861	28,273	2,668,323
(+) Provision for purchased portfolio	72,657	-	-	-	-	72,657
(-) Provision sold loan portfolio	234,314	-	-	-	-	234,314
Balance as of June 30, 2025	5,642,670	4,710,615	1,333,383	1,104,412	71,452	12,862,532
Movement of the provision for the three months between April 1 and June 30, 2025

Loans	Commercial	Consumer	Leasing	Mortgage	Small business loans	Total
In millions of COP
(+) Balance as of March 31, 2025	5,927,298	5,013,884	1,375,494	1,040,994	65,127	13,422,797
(+) Charged-off-loan recovery	66,824	84,940	18,859	6,636	482	177,741
(+) Impairment of loan portfolio and leasing operations, net (1)	187,428	517,922	30,183	67,627	18,347	821,507
(-) Period charges-off (2)	304,566	906,131	91,153	10,845	12,504	1,325,199
(-) Provision sold loan portfolio	234,314	-	-	-	-	234,314
Balance as of June 30, 2025	5,642,670	4,710,615	1,333,383	1,104,412	71,452	12,862,532

Movement of the provision for the six-months period ended June 30, 2024

Loans	Commercial	Consumer	Leasing	Mortgage	Small business loans	Total
In millions of COP
(+) Balance as of December 31, 2024	5,087,527	5,461,726	1,282,986	974,580	85,533	12,892,352
(+) Charged-off-loan recovery	54,652	139,298	36,119	1,167	18,166	249,402
(+) Impairment of loan portfolio and leasing operations, net (1)	643,916	2,374,123	96,899	(13,936)	19,461	3,120,463
(-) Period charges-off (2)	218,580	2,160,161	70,465	32,263	41,304	2,522,773
Balance as of June 30, 2024	5,567,515	5,814,986	1,345,539	929,548	81,856	13,739,444
Movement of the provision for the three months between April 1 and June 30, 2024

Loans	Commercial	Consumer	Leasing	Mortgage	Small business loans	Total
In millions of COP
(+) Balance as of March 31, 2024	5,259,859	5,574,923	1,337,412	1,009,355	84,688	13,266,237
(+) Charged-off-loan recovery	46,454	74,039	20,255	(8,217)	18,164	150,695
(+) Impairment of loan portfolio and leasing operations, net (1)	382,573	1,247,281	22,601	(47,014)	(43)	1,605,398
(-) Period charges-off (2)	121,371	1,081,257	34,729	24,576	20,953	1,282,886
Balance as of June 30, 2024	5,567,515	5,814,986	1,345,539	929,548	81,856	13,739,444
(1) The decrease in spending in June 2025 compared to June 2024 is due to a lower deterioration in the portfolio for this year, especially in the Individuals and Self-Employed segments.
(2) The write-offs are still in the process of collection management.

NOTE 6. INVESTMENT IN SUBSIDIARIES
The detail of investments in subsidiaries as of June 30, 2025 and December 31, 2024 is as below:

			June 30, 2025		December 31, 2024
In millions of COP
Company name	Main activity	Country	% of ownership	Investment value	% of ownership	Investment value
FCP Inmobiliario Colombia S.A.	Real estate services	Colombia	80.43%	3,147,564	80.43%	2,987,499
Bancolombia Panamá S.A. (1)	Financial services	Panama	100.00%	1,436,596	100.00%	10,206,593
Bancolombia Puerto Rico Internacional Inc.	Financial services	Puerto Rico	100.00%	733,174	100.00%	761,560
Banca de Inversión Bancolombia S.A. Corporación Financiera (1)	Financial services	Colombia	89.74%	589,488	94.90%	1,156,057
P.A. Sodimac	Real estate services	Colombia	100.00%	517,047	100.00%	500,744
Fiduciaria Bancolombia S.A. Sociedad Fiduciaria	Financial trust services	Colombia	94.97%	515,752	94.97%	533,885
P.A. Mercurio	Real estate services	Colombia	100.00%	327,459	100.00%	318,453
Valores Bancolombia S.A. Comisionista de Bolsa	Trade-broker dealer	Colombia	93.61%	252,629	93.61%	254,025
P.A. Nomad Central	Real estate services	Colombia	98.00%	158,170	98.00%	133,572
P.A. Nomad Cabrera	Real estate services	Colombia	98.00%	156,106	98.00%	154,492
P.A. Nomad Salitre	Real estate services	Colombia	98.00%	133,813	98.00%	88,832
P.A. Nomad Distrito Vera	Real estate services	Colombia	98.00%	98,772	98.00%	58,827
P.A. FAI Calle 77 (Nomad77)	Real estate services	Colombia	98.00%	62,725	98.00%	62,656
P.A. Nomad Nexo	Real estate services	Colombia	98.00%	41,656	98.00%	14
Banistmo S.A. (1)	Financial services	Panama	-%	-	100.00%	11,500,974
Sociedad Beneficiaria BC Panamá S.A.S. (1)	Investments	Colombia	-%	-	100.00%	-
Total investment in subsidiaries				8,170,951		28,718,183
(1)In May 2025, the formalization of the partial spin-off of assets and liabilities from Bancolombia in favor of Grupo Cibest S.A. was carried out. As part of this transaction, a percentage of the equity interest in Banca de Inversión Bancolombia S.A. amounting to COP 8,141,872 was spun off, along with the total equity interest in Banistmo S.A. amounting to COP 11,125,504. Additionally, as part of the corporate reorganization, the merger by absorption of the beneficiary company BC Panamá was completed. See Note 1. Reporting Entity.

The following tables sets forth the changes of the Bank's subsidiary investments as of June 30, 2025 and December 31, 2024:

June 30, 2025	Initial balance	Equity method through income statement	OCI (Equity method)	Purchase / capitalizations	Dividends	Profit for previous years	Spin-off effects (1)	Final balance
In millions of COP
FCP Fondo Inmobiliario Colombia	2,987,499	160,065	-	-	-	-	-	3,147,564
Bancolombia Panamá S.A. (1)	10,206,593	463,962	(337,580)	-	(595,582)	(158,925)	(8,141,872)	1,436,596
Bancolombia Puerto Rico Internacional Inc.	761,560	31,183	(59,569)	-	-	-	-	733,174
Banca de Inversión Bancolombia S.A. Corporación Financiera (2)	1,156,057	25,986	(188)	-	-	-	(592,367)	589,488
P.A. Sodimac	500,744	16,303	-	-	-	-	-	517,047
Fiduciaria Bancolombia S.A. Sociedad Fiduciaria	533,885	92,284	1,475	-	(111,906)	14	-	515,752
P.A. Mercurio	318,453	9,006	-	-	-	-	-	327,459
Valores Bancolombia S.A. Comisionista de Bolsa	254,025	27,985	1,691	-	(31,072)	-	-	252,629
P.A. Nomad Central	133,572	(4,802)	-	29,400	-	-	-	158,170
P.A. Nomad Cabrera	154,492	(5,736)	-	7,350	-	-	-	156,106
P.A. Nomad Salitre	88,832	(3,529)	-	48,510	-	-	-	133,813
P.A. Nomad Distrito Vera	58,827	(2,783)	-	42,728	-	-	-	98,772
P.A. FAI Calle 77 (Nomad77)	62,656	69	-	-	-	-	-	62,725
P.A. Nomad Nexo	14	(8)	-	41,650	-	-	-	41,656
Banistmo S.A. (3)	11,500,974	107,923	(483,393)	-	-	-	(11,125,504)	-
Total	28,718,183	917,908	(877,564)	169,638	(738,560)	(158,911)	(19,859,743)	8,170,951
(1)The split value corresponds to the stake that this subsidiary had in Banagricola S.A. and Grupo Agromercantil Holding. At the time of the transaction, the balance recognized for these two investments in the income statement as income under the equity method was COP 226,817, and the accumulated value in the OCI was COP 3,138,925.
(2)The split value corresponds to the transfer of equity investments. At the time of the transaction, the balance recognized for these investments in the income statement as loss under the equity method was COP (20,812) and the accumulated value in the OCI was COP 6,252.
(3)At the time of the transaction, the balance recognized for the investment in Banistmo S.A. in the income statement as income under the equity method was COP 107,923, and the accumulated value in the OCI was COP 5,417,811.

December 31, 2024	Initial balance	Equity method through income statement	OCI (Equity method)	Purchase / capitalizations	Dividends	Restitution of contributions	Profit for previous years	Final balance
In millions of COP
FCP Fondo Inmobiliario Colombia	2,733,074	254,425	-	-	-	-	-	2,987,499
Bancolombia Panamá S.A.	8,838,482	1,324,141	1,472,293	-	(1,432,156)	-	3,833	10,206,593
Bancolombia Puerto Rico Internacional Inc.	580,423	84,983	96,154	-	-	-	-	761,560
Banca de Inversión Bancolombia S.A. Corporación Financiera	1,394,710	(244,727)	8,171	-	-	-	(2,097)	1,156,057
P.A. Sodimac	-	38,303	-	464,520	-	(2,079)	-	500,744
Fiduciaria Bancolombia S.A. Sociedad Fiduciaria	490,721	176,777	(3,781)	-	(130,301)	-	469	533,885
P.A. Mercurio	279,491	39,774	-	-	-	(812)	-	318,453
Valores Bancolombia S.A. Comisionista de Bolsa	213,275	38,778	2,770	-	-	-	(798)	254,025
P.A. Nomad Central	101,260	(8,358)	-	40,670	-	-	-	133,572
P.A. Nomad Cabrera	99,109	(5,377)	-	60,760	-	-	-	154,492
P.A. Nomad Salitre	43,790	(7,878)	-	52,920	-	-	-	88,832
P.A. Nomad Distrito Vera	-	468	-	58,359	-	-	-	58,827
P.A. FAI Calle 77 (Nomad77)	57,306	4,524	-	980	-	(154)	-	62,656
P.A. Nomad Nexo	-	(15)	-	29	-	-	-	14
Banistmo S.A.	9,920,304	215,595	1,859,077	-	(495,524)	-	1,522	11,500,974
Total	24,751,945	1,911,413	3,434,684	678,238	(2,057,981)	(3,045)	2,929	28,718,183
The following is the supplementary information of the Bank's most significant subsidiaries as of June 30, 2025 and December 31, 2024 without eliminations:
As of June 30, 2025

Company name	Assets	Liabilities	Income from ordinary activities	Gain / (Loss)
In millions of COP
FCP Fondo Inmobiliario Colombia	6,116,150	1,985,574	427,757	199,022
Bancolombia Panamá S.A. (1)	21,842,728	20,409,430	708,081	238,392
Bancolombia Puerto Rico Internacional Inc.	3,080,871	2,347,697	98,312	31,183
Banca de Inversión Bancolombia S.A. Corporación Financiera (2)	881,237	30,294	73,485	48,677
(1)The decrease in assets is due to the spin-off of investments in Banagrícola S.A. and Grupo Agromercantil Holding.
(2)The decrease in assets is mainly due to the spin-off of investments in Wenia Ltd, Wompi S.A.S., Nequi S.A. Compañía de Financiamiento, and Renting Colombia S.A.S.
The financial statements as of June 30, 2025 have been used for the purpose of applying the equity method for the subsidiaries.
As of December 31, 2024

Company name	Assets	Liabilities	Income from ordinary activities	Gain / (Loss)
In millions of COP
Banistmo S.A.	45,964,767	41,132,908	4,343,350	215,595
Bancolombia Panamá S.A.	32,095,844	21,889,251	2,190,330	1,324,141
FCP Fondo Inmobiliario Colombia	6,039,891	2,112,456	882,817	316,349
Banca de Inversión Bancolombia S.A. Corporación Financiera	1,464,181	48,620	190,300	(258,823)

The financial statements as of December 31, 2024 have been used for the purpose of applying the equity method for the subsidiaries.
As of June 30, 2025 and December 31, 2024 there are no restrictions or limitations on the ability of subsidiaries to transfer funds to the Bank in the form of dividends and other capital distributions.

NOTE 7 . INVESTMENTS IN ASSOCIATES AND JOINT VENTURES
The following table summarizes the balance sheet balances of investments in associates and joint ventures as of June 30, 2025 and December 31, 2024:

Composition	June 30, 2025	December 31, 2024
In millions of COP
Investments in associates	103,196	129,807
Investments in joint ventures	86,724	75,505
Total	189,920	205,312

The following tables present the Bank's investments in associates as of June 30, 2025 and December 31, 2024:

			June 30, 2025		December 31, 2024
In millions of COP
Company name	Main activity	Country	% of Ownership interest	Investment	% of Ownership interest	Investment
Redeban Multicolor S.A.	Network data transmission services	Colombia	20.4%	41,557	20.4%	42,190
Titularizadora Colombiana S.A. Hitos	Mortgage portfolio securities	Colombia	27.0%	40,519	27.0%	42,050
ACH Colombia S.A.	Electronic transfer services	Colombia	19.9%	20,066	19.9%	23,706
Agricapital S.A.S	Financial services	Colombia	10.8%	1,054	10.8%	991
Servicios de Identidad Digital S.A.S.(1)	Digital services	Colombia	33.3%	-	33.3%	-
Protección S.A. (2)	Administration of pension funds and severances	Colombia	-%	-	0.7%	20,870
Total investments in associates				103,196		129,807
(1)During 2024, the Bank made capital contributions to Digital Identity Services for COP 2,487. As of December 31, 2024, the carrying value of this investment is COP 0, due to the recognition of the entity's losses during 2024 through the application of the equity method.
(2)In May 2025, the partial spin-off of Bancolombia's assets and liabilities to Grupo Cibest S.A. was completed. As part of this transaction, the 0.69% stake corresponding to 197,855 shares of Protección S.A., valued at COP 20,163, was spun off. See note 1. Reporting entity.

The following tables present the changes in the Bank's investments in associates as of June 30, 2025 and December 31, 2024:

June 30, 2025
In millions of COP
	Redeban Multicolor S.A.	Titularizadora Colombiana S.A. Hitos	ACH Colombia S.A.	Agricapital S.A.S	Servicios de Identidad Digital S.A.S	Protección S.A. (1)	Total
Initial balance	42,190	42,050	23,706	991	-	20,870	129,807
Equity method through income statement	2,557	1,449	12,237	63	-	667	16,973
OCI (Equity method)	(1)	(10)	-	-	-	-	(11)
Dividends	(3,189)	(2,970)	(16,554)	-	-	(1,374)	(24,087)
Profit for previous years	-	-	677	-	-	-	677
Spin-off effects (1)	-	-	-	-	-	(20,163)	(20,163)
Final balance	41,557	40,519	20,066	1,054	-	20,163	123,359

(1)In May 2025, the partial spin-off of Bancolombia's assets and liabilities to Grupo Cibest S.A. was completed. As part of this transaction, the 0.69% stake corresponding to 197,855 shares of Protección S.A., valued at COP 20,163, was spun off. At the time of the transaction, the balance recognized in income as income from equity method investments was COP 667, and the accumulated value in the OCI was COP 154. See note 1. Reporting entity

December 31, 2024
In millions of COP
	Redeban Multicolor S.A.	Titularizadora Colombiana S.A. Hitos	ACH Colombia S.A.	Agricapital S.A.S	Servicios de Identidad Digital S.A.S	Protección S.A.	Total
Initial balance	35,735	37,950	21,952	1,262	956	19,827	117,682
Equity method through income statement	6,452	3,090	23,271	(271)	(3,443)	3,143	32,242
OCI (Equity method)	3	92	-	-	-	(282)	(187)
Purchase / capitalizations	-	918	-	-	2,487	-	3,405
Sales and/or refunds of contributions	-	-	-	-	-	-	-
Deterioration	-	-	-	-	-	-	-
Dividends	-	-	(21,517)	-	-	(1,855)	(23,372)
Profit for previous years	-	-	-	-	-	37	37
Final balance	42,190	42,050	23,706	991	-	20,870	129,807

The following are the joint ventures that the Bank holds as of June 30, 2025 and December 31, 2024:

			June 30, 2025		December 31, 2024
In millions of COP
Company name	Main activity	Country	% of Ownership interest	Investment	% of Ownership interest	Investment
Compañía de Financiamiento Tuya S.A.	Financial services	Colombia	39.06%	86,724	39.06%	75,505
Total investments in joint venture				86,724		75,505

The following table sets forth the changes in the carrying amount of joint ventures of the Bank as of June 30, 2025 and December 31, 2024:

Compañía de Financiamiento Tuya S.A.	June 30, 2025	December 31, 2024
In millions of COP
Initial balance	75,505	180,916
Equity method through income statement	11,219	(60,373)
Purchase / capitalizations	-	76,750
Deterioration (1)	-	(121,788)
Final balance	86,724	75,505
(1)During the year 2024, the Administration requested the valuation for the joint business Tuya S.A. to establish the recoverable value that amounted to COP 85,993, based on the value in use with a discount rate of 12.9% - 16.1%. As a result of the valuation, the recoverable value of the investment was lower than the book value, therefore, the Bank recorded an impairment in the Income Statement for COP 121,788.

The following is additional information regarding the Bank’s most significant associates and joint ventures as of June 30, 2025 and December 31, 2024:

As of June 30, 2025

Company name	Classification	Assets	Liabilities	Income from ordinary activities	Profit / (Loss)
In millions of COP
Redeban Multicolor S.A.	Associates	15,735,088	15,523,286	241,356	10,139
Titularizadora Colombiana S.A. Hitos	Associates	252,391	106,264	19,874	3,298
ACH Colombia S.A.	Associates	245,604	145,236	155,543	50,616
Compañía de Financiamiento Tuya S.A.	Joint ventures	2,429,314	1,892,558	573,872	28,726

For the purpose of applying the equity method for associates and joint ventures, the financial statements as of May 31, 2024 have been used.

December 31, 2024

Company name	Classification	Assets	Liabilities	Income from ordinary activities	Profit / (Loss)
In millions of COP
Redeban Multicolor S.A.	Associates	8,834,257	8,619,344	514,796	28,912
Titularizadora Colombiana S.A. Hitos	Associates	248,267	99,870	48,212	10,159
Protección S.A.	Associates	3,194,045	752,834	1,884,277	446,532
Compañía de Financiamiento Tuya S.A.	Joint ventures	2,888,860	2,380,831	1,505,074	(155,514)

For the purpose of applying the equity method for associates and joint ventures, the financial statements as of November 30, 2024 have been used, except for Protección S.A. and Compañía de Financiamiento Tuya S.A., which used the financial statements as of the end of December 2024.

As of June 30, 2025 and December 31, 2024 there are no restrictions or limitations on the ability of subsidiaries to transfer funds to the Bank in the form of dividends and other capital distributions.

NOTE 8. PREMISES AND EQUIPMENT, NET
As of June 30, 2025 and December 31, 2024, the premises and equipment, net consisted of the following:

Composition	June 30, 2025	December 31, 2024
In millions of COP
Premises and equipment for own use	1,744,085	1,770,827
Premises and equipment in operating leases	2,916,937	3,095,756
Total premises and equipment, net	4,661,022	4,866,583
As of June 30, 2025

Premises and equipment for own use	Balance as of January 1, 2025	Roll - forward					Balance as of June 30, 2025
		Additions (1)	Expenses depreciation	Expenses impairment (2)	Written off	Movements (3)
In millions of COP
Land
Cost	313,215	-	-	-	-	(3,758)	309,457
Construction in progress
Cost	13,586	1,460	-	-	-	-	15,046
Impairment	-	-	-	-	-	-	-
Buildings
Cost	1,098,887	613	-	-	(168)	(12,353)	1,086,979
Accumulated depreciation	(179,109)	-	(10,158)	-	(12)	3,323	(185,956)
Furniture and fixtures
Cost	406,490	10,468	-	-	(4,613)	-	412,345
Accumulated depreciation	(218,814)	-	(13,214)	-	4,167	-	(227,861)
Impairment	-	-	-	(5)	5	-	-
Computer equipment
Cost	695,302	35,542	-	-	(7,371)	-	723,473
Accumulated depreciation	(398,699)	-	(41,345)	-	6,848	-	(433,196)
Impairment	-	-	-	(411)	411	-	-
Vehicles
Cost	17,573	1,464	-	-	(598)	788	19,227
Accumulated depreciation	(9,339)	-	(1,769)	-	598	-	(10,510)
Machinery
Cost	96,725	910	-	-	(871)	-	96,764
Accumulated depreciation	(69,058)	-	(1,259)	-	747	-	(69,570)
Impairment	-	-	-	(27)	27	-	-
Leasehold improvements
Cost (3)	4,068	5,146	-	-	-	(1,327)	7,887
Accumulated depreciation	-	-	-	-	-	-	-
Total cost	2,645,846	55,603	-	-	(13,621)	(16,650)	2,671,178
Total accumulated depreciation	(875,019)	-	(67,745)	-	12,348	3,323	(927,093)
Total accumulated impairment, net	-	-	-	(443)	443	-	-
Total premises and equipment for own use, net	1,770,827	55,603	(67,745)	(443)	(830)	(13,327)	1,744,085
(1)Computer equipment, mainly: laptops for COP 16,806 ATMs for COP 5,317, and CPUs for COP 4,692. Equipment and accessories, mainly: power plant for COP 1,987, condensing unit for COP 1,965, chiller for COP 1,391, handling unit for COP 1,322, and modular system for COP 1,240.
Improvements in other people's properties, El Retiro at COP 804, Uribia at COP 621, and the Plaza de las Américas branch at COP 620.

(2)Impairment losses recorded correspond to the procedure defined for assets due to obsolescence, losses and others, which results in the derecognition of the asset.
(3)Due to transfers to other non-performing assets, the main properties were: Plaza de las Americas for COP 7,683 and the administrative headquarters in Cali for COP 2,464.

Premises and equipment in operating leases	Balance at January 1, 2025	Roll - forward					Balance at June 30, 2025
		Additions (1)	Expenses depreciation	Expenses impairment	Written off	Movements(2)
In millions of COP
Furniture and fixtures
Cost	2,091	-	-	-	-	-	2,091
Accumulated depreciation	(868)	-	(127)	-	-	-	(995)
Vehicles
Cost	3,703,309	379,482	-	-	(108,095)	(410,381)	3,564,315
Accumulated depreciation	(749,141)	-	(171,340)	-	26,520	110,576	(783,385)
Computer equipment
Cost	265,230	30,845	-	-	(6,897)	(17,097)	272,081
Accumulated depreciation	(124,865)	-	(33,290)	-	5,984	15,001	(137,170)
Impairment	-	-	-	-	-	-	-
Total cost	3,970,630	410,327	-	-	(114,992)	(427,478)	3,838,487
Total accumulated depreciation	(874,874)	-	(204,757)	-	32,504	125,577	(921,550)
Total premises and equipment in operating leases, net	3,095,756	410,327	(204,757)	-	(82,488)	(301,901)	2,916,937
(1)Purchase of vehicles to be included in operating lease agreements mainly with Renting Colombia S.A.S.
(2)Vehicles, corresponds mainly to transfers of assets that ended the lease contract and went to the inventory category for COP 297,363, net, and transfers to the portfolio for relocation of assets to Financial Leasing for COP 2,442.

Total premises and equipment	Balance at January 1, 2024	Movimientos					Balance at June 30, 2025
		Additions	Expenses depreciation (1)	Expenses impairment (1)	Written off	Movements
In millions of COP
Total premises and equipment - cost	6,616,476	465,930	-	-	(128,613)	(444,128)	6,509,665
Total premises and equipment - accumulated depreciation	(1,749,893)	-	(272,502)	-	44,852	128,900	(1,848,643)
Total premises and equipment -impairment	-	-	-	(443)	443	-	-
Total premises and equipment, net	4,866,583	465,930	(272,502)	(443)	(83,318)	(315,228)	4,661,022

As of December 31, 2024

Premises and equipment in operating leases	Balance at January 1, 2024	Roll - forward					Balance at December 31, 2024
		Additions (1)	Expenses depreciation (2)	Expenses impairment	Written off (3)	Movements (4)
In millions of COP
Land
Cost	311,778	-	-	-	-	1,437	313,215
Construction in progress
Cost	7,690	8,620	-	-	-	(2,724)	13,586
Impairment	-	-	-	-	-	-	-
Buildings
Cost	1,102,332	1,364	-	-	-	(4,809)	1,098,887
Accumulated depreciation	(158,997)	-	(20,918)	-	-	806	(179,109)
Furniture and fixtures
Cost	366,790	47,774	-	-	(8,074)	-	406,490
Accumulated depreciation	(200,437)	-	(25,125)	-	6,748	-	(218,814)
Impairment	-	-	-	(288)	288	-	-
Computer equipment
Cost	661,417	95,628	-	-	(61,743)	-	695,302
Accumulated depreciation	(379,474)	-	(80,184)	-	60,959	-	(398,699)
Impairment	-	-	-	(387)	387	-	-
Vehicles
Cost	16,717	4,065	-	-	(3,209)	-	17,573
Accumulated depreciation	(9,276)	-	(3,190)	-	3,127	-	(9,339)
Machinery
Cost	91,761	7,199	-	-	(2,235)	-	96,725
Accumulated depreciation	(68,263)	-	(2,819)	-	2,024	-	(69,058)
Impairment	-	-	-	(54)	54	-	-
Leasehold improvements
Cost	15,001	33,848	-	-	-	(44,781)	4,068
Accumulated depreciation	-	-	-	-	-	-	-
Total premises and equipment - cost	2,573,486	198,498	-	-	(75,261)	(50,877)	2,645,846
Total premises and equipment - accumulated depreciation	(816,447)	-	(132,236)	-	72,858	806	(875,019)
Total premises and equipment -impairment	-	-	-	(729)	729	-	-
Total premises and equipment, net	1,757,039	198,498	(132,236)	(729)	(1,674)	(50,071)	1,770,827
(1) Computer equipment, mainly: ATMs for COP 36,578, Laptops for COP 34,564, CPU for COP 6,632 and Security camera for COP 3,239.
Furniture and fixtures, mainly: Condensing unit for COP 9,543, Modular System for COP 5,658, Handling unit for COP 5,083, Power plant for COP 4,484, Chiller for COP 3,838 and Cashier station for COP 3,616.
Improvements in other people's properties, mainly Cosmocentro Headquarters Building for COP 4,668, Carrera Primera Branch for COP 2,315, Calle 76 Branch for COP 2,170.
(2) Impairments are related to the process applied for obsolescence, accidents and others, which results in the derecognition of the asset.
(3) Computer equipment, mainly due to obsolescence of ATMs and laptops.
(4) Mainly due to transfer to right-of-use assets for completion of improvements and activation of contracts for COP 41,929, the most significant improvements being in branches and activation due to termination of improvements of other assets for COP 2,962.

Premises and equipment in operating leases	Balance at January 1, 2024	Roll - forward					Balance at December 31, 2024
		Additions(1)	Expenses depreciation(2)	Expenses impairment(2)	Written off	Movements(3)
In millions of COP
Furniture and fixtures
Cost	2,091	-	-	-	-	-	2,091
Accumulated depreciation	(614)	-	(254)	-	-	-	(868)
Vehicles
Cost	4,227,271	668,679	-	-	(142,435)	(1,050,206)	3,703,309
Accumulated depreciation	(672,254)	-	(351,398)	-	27,517	246,994	(749,141)
Computer equipment
Cost	228,161	73,678	-	-	(15,015)	(21,594)	265,230
Accumulated depreciation	(95,638)	-	(63,251)	-	12,730	21,294	(124,865)
Total cost	4,457,523	742,357	-	-	(157,450)	(1,071,800)	3,970,630
Total accumulated depreciation	(768,506)	-	(414,903)	-	40,247	268,288	(874,874)
Total premises and equipment in operating leases, net	3,689,017	742,357	(414,903)	-	(117,203)	(803,512)	3,095,756
(1)Purchase of vehicles to include in operating lease contracts mainly with Renting Colombia S.A.S.
(2)Vehicles, corresponds mainly to transfers of assets that ended the lease contract and went to the inventory category for COP 793,352, net and transfers to the portfolio for relocation of assets to Financial Leasing for COP 7,435.

Premises and equipment in operating leases	Balance at January 1, 2024	Roll - forward					Balance at December 31, 2024
		Additions	Expenses depreciation	Expenses impairment	Written off	Movements
In millions of COP
Total premises and equipment - cost	7,031,009	940,855	-	-	(232,711)	(1,122,677)	6,616,476
Total premises and equipment - accumulated depreciation	(1,584,953)	-	(547,139)	-	113,105	269,094	(1,749,893)
Total premises and equipment -impairment	-	-	-	(729)	729	-	-
Total premises and equipment, net	5,446,056	940,855	(547,139)	(729)	(118,877)	(853,583)	4,866,583
As of June 30, 2025, there are contractual commitments for the acquisition of assets amounting for COP 7,117, mainly for purchases of assets related to projects and investments in branches and ATMs, and for the project known as financing programs, as well as for the replacement of assets at the Datacenter Niquia data processing center and the purchase of assets to be used in electronic security.
As of June 30, 2025 and December 31, 2024, the Bank has no property and equipment with restricted title, nor guarantees of debts and contractual commitments for the fulfillment of obligations.
As of June 30, 2025 and December 31, 2024, the Bank's assessment indicates that there is no evidence of impairment of the Cash Generating Unit. Therefore, it is not considered necessary to make a formal estimate of the recoverable amount for these assets.
As of June 30, 2025 and December 31, 2024, the value of the property and equipment that is fully depreciated and in use is COP 286,289 and COP 257,886, respectively and corresponds mainly to computer equipment, fixtures and accessories and machinery.

NOTE 9. INCOME TAX
The income tax is recognized in accordance with current tax regulations.
9.1. Components recognized in the condensed interim separate income statement
The following chart provides a detailed breakdown of the total income tax for six-months period ended June 30, 2025, and 2024, and for the three-month periods from April 1 to June 30, 2025 and 2024:

	Accumulated		Quarterly
	2025	2024	2025	2024
In millions of COP
Current tax
Fiscal term (1)	(1,090,358)	(614,158)	(539,361)	(50,497)
Tax validity of foreign branch	(1,862)	(652)	(1,581)	(291)
Prior fiscal terms (2)	63,174	146,180	8,534	82,892
Total current tax	(1,029,046)	(468,630)	(532,408)	32,104
Deferred tax	-	-	-	-
Fiscal term (3)	(40,900)	(208,242)	19,535	(233,045)
Prior fiscal terms	(53,734)	(67,083)	(10,308)	(10,711)
Total deferred tax	(94,634)	(275,325)	9,227	(243,756)
Total income tax	(1,123,680)	(743,955)	(523,181)	(211,652)
(1)Mainly due to current income tax associated with derivatives, exchange rate differences, and income tax.
(2)Mainly due to the recognition in 2024 of the effects of EC Ruling 26739 of January 25 of the same year.
(3) Composed mainly of deferred tax associated with derivatives and exchange rate differences.

9.2. Reconciliation of the effective tax rate
The detailed reconciliation between the total income tax expenses calculated at the current nominal tax rate and the recognized fiscal expense in the separate income statement for the periods ended June 30, 2025, and 2024 and for three months from April 1 to June 30, 2025 and 2024:

	Accumulated		Quarterly
Reconciliation of the tax rate	2025	2024	2025	2024
In millions of COP
Accounting profit	4,306,515	3,625,857	1,921,426	1,499,660
Applicable tax with nominal rate	(1,722,606)	(1,450,343)	(768,571)	(599,864)
Non-deductible expenses to determine taxable profit (loss) (1)	(49,207)	(113,413)	(16,223)	(80,437)
Accounting and non-tax income to determine taxable profit	288,613	425,436	55,923	194,648
Fiscal and non-accounting expense (income) to determine taxable profit (loss)	(282,018)	(498,860)	(18,412)	(437,952)
Ordinary activities income exempt from taxation	489,207	650,659	127,396	545,212
Ordinary activities income not constituting income or occasional tax gain	52,790	52,285	7,753	165
Tax deductions	105,631	140,629	48,463	109,465
Tax depreciation surplus	101,765	106,828	50,530	53,535
Recovery of deductions	(71,035)	(42,657)	(28,706)	(25,147)
Prior fiscal terms	9,440	79,097	(1,774)	72,181
Other effects of the tax rate by reconciliation between accounting profit and tax expense (income)	(46,260)	(93,616)	20,440	(43,458)
Total income tax	(1,123,680)	(743,955)	(523,181)	(211,652)
(1)Mainly due to the decrease in investment impairment.
9.3. Components recognized in the Condensed Interim Statement of Comprehensive Income Separate (OCI).

From January 1 to June 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Revaluation gain related to the defined benefit liability	14,985	(5,466)	9,519
Net loss on financial instruments measured at fair value.	(23,995)	8,755	(15,240)
Net loss from investments in subsidiaries accounted for using the equity method	(9,440,552)	-	(9,440,552)
Net loss from investments in associates and joint ventures accounted for using the equity method	(165)	-	(165)
Unrealized loss on cash flow hedge	(216)	87	(129)
Net investment income in a foreign operation	4,259,296	(87,305)	4,171,991
Net	(5,190,647)	(83,929)	(5,274,576)
See Condensed Interim Statement of Comprehensive Income Separate

From January 1 to June 30, 2024
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Revaluation gain related to the defined benefit liability	15,014	(5,382)	9,632
Net loss on valuation of financial instruments	(42,517)	17,021	(25,496)
Net income from investments in subsidiaries accounted for using the equity method	2,010,657	-	2,010,657
Net loss from investments in associates and joint ventures accounted for using the equity method	(113)	-	(113)
Loss in net investment coverage in a foreign operation	(452,000)	178,154	(273,846)
Net	1,531,041	189,793	1,720,834
See Condensed Interim Statement of Comprehensive Income Separate

April 1 to June 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Revaluation gain related to the defined benefit liability	14,985	(5,492)	9,493
Net loss on financial instruments measured at fair value.	(18,765)	5,570	(13,195)
Net loss from investments in subsidiaries accounted for using the equity method	(8,314,521)	-	(8,314,521)
Net loss from investments in associates and joint ventures accounted for using the equity method	(262)	-	(262)
Unrealized loss on cash flow hedges	(154)	62	(92)
Gain in net investment coverage in a foreign operation	4,067,031	(16,150)	4,050,881
Neto	(4,251,686)	(16,010)	(4,267,696)
See Condensed Interim Statement of Comprehensive Income Separate

April 1 to June 30, 2024
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Revaluation gain related to the defined benefit liability	15,014	(5,388)	9,626
Net loss on valuation of financial instruments	(38,110)	15,589	(22,521)
Income from investments in subsidiaries accounted for by the equity method	1,944,582	-	1,944,582
Net loss from investments in associates and joint ventures accounted for using the equity method	(156)	-	(156)
Loss in net investment coverage in a foreign operation	(413,925)	161,370	(252,555)
Neto	1,507,405	171,571	1,678,976
See Condensed Interim Statement of Comprehensive Income Separate
9.4. Deferred tax

According to the financial projections, it is expected to generate enough liquid income to offset the items recorded as deductible deferred tax. These estimates start from the financial projections that were prepared considering information from the Cibest Group's economic research records, the expected economic environment for the next five years. The main indicators on which the models are based are GDP growth, loans growth and interest rates. In addition to these elements, the long-term Group's strategy is taken into account.

	December 31, 2024	Effect on Income Statement	Effect on OCI	Effects on equity (1)	June 30, 2025
In millions of COP
Asset Deferred Tax:
Employee Benefits	219,010	2,312	(5,466)	-	215,856
Deterioration assessment	108,913	50,054	-	-	158,967
Financial Obligations	184,392	(125,019)	-	(59,373)	-
Derivatives Valuation	-	139,326	87	-	139,413
Net investment coverage in operations abroad	362,784	(72,786)	(87,305)	-	202,693
Properties received in payment	124,038	(495)	-	-	123,543
Other deductions	167,125	(54,704)	-	-	112,421
implementation adjustment	90,895	-	-	-	90,895
Total Asset Deferred Tax	1,257,157	(61,312)	(92,684)	(59,373)	1,043,788
Liability Deferred Tax:
Property and equipment	(78,142)	(10,369)	-	-	(88,511)
Lease restatement	(463,183)	(17,259)	-	-	(480,442)
Derivatives Valuation	(80,494)	80,494	-	-	-
Financial obligations	-	(107,024)	-	-	(107,024)
Valuation of equity instruments	(371,397)	18,318	8,755	-	(344,324)
Goodwill	(1,567,225)	-	-	1,567,225	-
Other deductions	(84,554)	2,518	-	-	(82,036)
Total Liability Deferred Tax	(2,644,995)	(33,322)	8,755	1,567,225	(1,102,337)
Net Deferred Tax	(1,387,838)	(94,634)	(83,929)	1,507,852	(58,549)

(1) Spin-off effect.
9.5. Amount of temporary differences in subsidiaries, branches, and associates over which deferred tax was not recognized is:
In accordance with IAS 12, no deferred tax credit was recorded, because Management can control the future moment in which such differences are reversed and this is not expected to occur in the foreseeable future.

	June 30, 2025	December 31, 2024
In millions of COP
Temporary differences
Local Subsidiaries	(131,851)	(214,304)
Foreign Subsidiaries	(2,123,840)	(20,176,494)
9.6. Dividends
9.6.1 Dividend Payment
Dividends to be distributed by the Bank will be subject to the application of section 48 and 49 of the Colombian Tax Code, and consequently, they will be subject to a withholding tax established by the norm. This is in accordance with the tax characteristics of each shareholder.
9.6.2 Dividends received from Colombian Subsidiary Companies
Considering the historical tax status of the dividends received by the Bank from its affiliates and national subsidiaries, it is expected that in the future dividends will be received on the basis of non-income tax. They will not be subject to withholding tax, taking into account that the Bank, its affiliates and national subsidiaries belong to the same business group.

9.7. Tax contingent liabilities and assets
In the determination of the effective current and deferred taxes subject to review by the tax authority, the relevant regulations have been applied in accordance with the interpretations made by the Cibest Group.
In Colombia, due to the complexity of the tax system, ongoing amendments to the tax regulations, accounting changes with implications on tax bases and in general the legal instability of the country, the tax administration's judgment may differ from that applied by Bancolombia at any time. Consequently, a dispute or inspection by the tax authority on a tax treatment may affect accounting of assets or liabilities for deferred or current taxes, in accordance with the requirements of IAS 12. However.
Based on the criteria established in the interpretation of IFRIC 23, Bancolombia did not recognize uncertain tax positions in its financial statements.
9.8. Tax contingent liabilities and assets
The Bank recognizes transactions between related parties by applying the arm's length principle. These transactions are documented and reported to the Colombian tax administration. No transfer pricing adjustments are expected for the current fiscal year.
NOTE 10. DEPOSITS BY CUSTOMERS
Details of customer deposits as of June 30, 2025 and December 31, 2024 are as follows:

	June 30, 2025	December 31, 2024
In millions of COP
Saving accounts	99,663,594	94,644,219
Time deposits (1) (2)	69,753,878	63,637,941
Checking accounts	19,394,231	21,124,420
Other deposits	5,605,238	6,394,493
Total (3)	194,416,941	185,801,073
(1) Increase generated mainly in CDT´s with terms between 6 and 12 months.
(2) Includes the effect of the adjustment to the item covered by fair value hedge accounting, which amounts to COP 2,122 and COP 963 as of June 30, 2025 and December 31, 2024, respectively.
(3) As of June 30, 2025 and December 31, 2024, Nequi deposits of COP 5,625,972 and COP 4,449,420 are included, respectively.

The following table details the time deposits issued by the Bank:

CDT	Effective interest rate		June 30, 2025
Modality	Minimum	Maximum	Carrying Value
Less than 6 months	0.10%	9.90%	24,950,367
Between 6 months and 12 months	4.60%	10.50%	17,380,510
Between 12 months and 18 months	4.70%	12.00%	7,710,306
Greater than 18 months	3.30%	17.00%	19,712,695
Total			69,753,878

CDT	Effective interest rate		December 31, 2024
Modality	Minimum	Maximum	Carrying Value
Less than 6 months	0.10%	10.60%	24,962,895
Between 6 months and 12 months	4.60%	12.00%	9,423,320
Between 12 months and 18 months	5.00%	14.35%	7,310,170
Greater than 18 months	3.30%	17.65%	21,941,556
Total			63,637,941
The maturity details of the Term Deposits issued by the Bank as of June 30, 2025 and December 31, 2024 are as follows:

	June 30, 2025	December 31, 2024
In millions of COP
Less than 1 year	55,562,821	47,346,967
Between 1 and 3 years	3,403,384	5,400,904
Between 3 and 5 years	1,469,771	1,085,237
Greater than 5 years	9,317,902	9,804,833
Total	69,753,878	63,637,941
NOTE 11. INTERBANK DEPOSITS AND REPURCHASE AGREEMENTS
The following table sets forth information regarding the money market operations recognized as liabilities in Statement of Financial Position of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Interbank deposits
Interbank liabilities	261,289	-
Total interbank deposits	261,289	-
Repurchase agreements and other similar secured borrowing
Simultaneous operations (1)	2,857,638	481,111
short term operations	69,788	147,372
Total Repurchase agreements (2)	2,927,426	628,483
Total interbank deposits and repurchase agreements	3,188,715	628,483
(1)The variation is mainly generated by repos in simultaneous operations, as of December 2024, there was 26 operations and as of June 2025, increased to 86 operations, especially with the Central Counterparty Risk Clearing House.
(2)Total repo liabilities have a maturity of less than one month.

Offsetting of Repurchase and Resale Agreements
For the Bank substantially all repurchase and resale activities are transacted under legally enforceable repurchase agreements that give the Bank, in the event of default by the counterparty, the right to liquidate securities held with the same counterparty.
The Bank does not offset repurchase and resale transactions with the same counterparty in the statement of financial position.
The table below presents repurchases and resale transactions included in the statement of financial position as of June 30, 2025 and December 31, 2024:

June 30, 2025
In millions of COP
	Assets / liabilities gross	Financial instruments as collaterals	Assets / liabilities net
Securities purchased under resale agreements(1)	2,559,435	(2,559,435)	-
Securities sold under repurchase agreements	(2,927,426)	2,927,426	-
Total repurchase and resale agreements	(367,991)	367,991	-

December 31, 2024
In millions of COP
	Assets / liabilities gross	Financial instruments as collaterals	Assets / liabilities net
Securities purchased under resale agreements(1)	5,613,041	(5,613,041)	-
Securities sold under repurchase agreements	(628,483)	628,483	-
Total repurchase and resale agreements	4,984,558	(4,984,558)	-
(1) See Note 3. Cash and cash equivalents.
NOTE 12. BORROWINGS FROM OTHER FINANCIAL INSTITUTIONS
The composition of financial obligations measured at amortized cost as of June 30, 2025 and December 2024, is as follows

	June 30, 2025	December 31, 2024
In millions of COP
Obligations granted by domestic banks	4,103,647	4,002,801
Obligations granted by foreign banks(1)	3,784,941	6,555,063
Total	7,888,588	10,557,864
(1)The decrease corresponds mainly to the Bank's obligation to Bancolombia Panama, which was spun off to Grupo Cibest S.A. See Note 1 Reporting entity..

Obligations granted by domestic banks

Financial institution	Rate minimum	Rate maximum	June 30, 2025
	In millions of COP
Financiera de Desarrollo Territorial (FINDETER)	4.00%	15.45%	1,907,246
Fondo para el Fomento del Sector Agropecuario (FINAGRO)	5.31%	17.20%	1,912,658
Banco de Comercio Exterior de Colombia (BANCOLDEX)	2.17%	17.30%	283,743
Total			4,103,647

Financial institution	Rate minimum	Rate maximum	December 31, 2024
In millions of COP
Financiera de Desarrollo Territorial (FINDETER)	4.15%	17.21%	2,239,644
Fondo para el Fomento del Sector Agropecuario (FINAGRO)	5.09%	13.59%	1,363,891
Banco de Comercio Exterior de Colombia (BANCOLDEX)	2.17%	17.50%	399,266
Total			4,002,801
The maturities of financial obligations with domestic banks, are as follows:

	June 30, 2025	December 31, 2024
In millions of COP
Short term (less than 1 year)	172,275	125,568
Long term (more than 1 year)	3,931,372	3,877,233
Total	4,103,647	4,002,801
Obligations granted by foreign banks

Financial institution	Rate minimum	Rate maximum	June 30, 2025
In millions of COP
Financing with Correspondent Banks	5.83%	7.12%	3,784,941
Total			3,784,941

Financial institution	Rate minimum	Rate maximum	December 31, 2024
In millions of COP
Financing with Correspondent Banks	5.45%	7.45%	6,555,063
Total			6,555,063
The contractual maturities of financial obligations with foreign entities are as follows:

	June 30, 2025	December 31, 2024
In millions of COP
Short term (less than 1 year)	2,502,747	3,150,200
Long term (more than 1 year)	1,282,194	3,404,863
Total	3,784,941	6,555,063
As of June 30, 2025 and December 31, 2024, there were covenants associated with the financial obligations described, mainly related to capital ratios, past due loan portfolio, and provisions. None of these obligations were past due.

NOTE 13. OTHER LIABILITIES
The following is a detail of other liabilities as of June 30, 2025, and December 31, 2024 are presented below:

	June 30, 2025	December 31, 2024
In millions of COP
Payables(1)	5,222,109	2,849,007
Suppliers	1,395,659	1,669,077
Deferred income (2)	1,243,276	453,541
Salaries and other labor obligations	673,203	324,830
Surplus to be applied	547,125	371,426
Collection services	498,974	552,620
Deposits delivered as security	340,453	461,139
Bonuses and short-term benefit	328,387	335,761
Advances in leasing operations	150,440	173,168
Withholdings and labor contributions (3)	144,456	479,416
Provisions	116,275	117,616
Liabilities from contracts with customers	40,843	47,863
Credits for factoring operations	21,976	21,831
Dividends (4)	20,329	865,387
Others	14,248	59,478
Total	10,757,753	8,782,160
(1)The increase is mainly in items related to payment system networks and suppliers.
(2)The increase is mainly due to tax revenues.
(3)Decrease explained by the payment of withholdings incurred in 2024.
(4)Dividends payable corresponding to the distribution of profits. As of December 2024, these corresponded to the last installment of dividends declared from 2023 profits, which were paid in January 2025. Dividends declared in March 2025 were paid on April 1. In addition, an extraordinary dividend payment was made on April 29, 2025, for 600,180. See Statement of Changes in Equity, Dividend Distribution.

NOTE 14. PROVISIONS AND CONTINGENT LIABILITIES
Judicial proceedings
Details of provisions and contingent liabilities as of December 31, 2024, are included in the annual report of the 2024 separate financial statements, for the six months period ending June 30, 2025, there is no relevant information on changes in provisions and contingent liabilities.

NOTE 15. SHARE CAPITAL
As of June 30, 2025, and December 31, 2024, the reserves were as follows:

	June 30, 2025	December 31, 2024
Authorized shares	1,500	1,400,000,000
Subscribed and paid-in shares
Common shares	1,000	509,704,584
Preferred shares with dividend without voting rights	-	452,122,416
Total shares (1)	1,000	961,827,000
Subscribed and paid capital (nominal value in millions of COP)	480,914	480,914
Authorized shares (nominal value, in millions of COP))	721,370	700,000
(1)As a result of the completion of the spin-off transaction from Bancolombia S.A. to Grupo Cibest S.A., the shareholders of Bancolombia (excluding Cibest) became shareholders of Cibest. Cibest issued, on their behalf, the same number and class of shares—ordinary shares and preferred dividend shares without voting rights—preserving the terms and conditions previously held by the shareholders in Bancolombia, including their ownership percentage.

As of December 2024, the nominal value of each share was COP 500. As of June 2025, following the spin-off, the nominal value increased to COP 480,913,500.

Distribution and payment of dividends

Dividends must be approved at the ordinary general shareholders' meeting upon the recommendation of the Board of Directors. With the favorable vote of seventy-eight percent (78%) of the shares represented at the meeting, subject to the following exceptions:

In accordance with the legal regime applicable to the Bank, when the sum of the legal, statutory or occasional reserve exceeds one hundred percent (100%) of the subscribed capital, the corporation must distribute seventy percent (70%) of the net profits, unless the shareholders with a majority of seventy-eight percent (78%) of the shares represented at the meeting approve a different distribution amount. In the event of not obtaining the favorable vote of this number of shareholders, at least fifty percent (50%) of the net profits must be distributed.

The payment of dividends must be made in cash during the year following the applicable date for the annual general ordinary stockholders' meeting. If the payment is made in the Bank’s own equity securities instead of cash, that must be approved by 80% of the outstanding common shareholders and 80% of the outstanding preferred shares.

The Bank’s annual net profits must be allocated as follows: (i) first, an amount equal to ten percent (10%) of the net profits shall be transferred to a legal reserve until such reserve reaches at least fifty percent (50%) of the subscribed capital; (ii) second, to the payment of the minimum dividend on the preferred shares; and (iii) third, as may be determined in the ordinary annual general ordinary stockholders' meeting by the vote of the holders of a majority of the shares entitled to vote.

Dividends declared with respect to net income earned in:	Cash dividends per share
In millions of COP
2024	3,900
2023	3,536
2022	3,536
2021	3,120
2020	260
2019	1,638

Common shares

The holders of common shares are entitled to vote on any matter subject to approval at an annual general ordinary stockholders' meeting. Within 15 calendar days prior to such meeting, such holders are entitled to inspect the books and records of the Company.

Also, the holders of common shares will receive a proportion of the profits subject to the provisions of law, statutes and established at general shareholders’ meeting. The dividend received by holders of common shares may not be higher than the dividend assigned to preferred shares.

Reserved Shares

Stocks that are available between maximum authorized shares and paid-in shares. The Bank has not reserved shares.
NOTE 16. APPROPRIATED RESERVES

As of June 30, 2025, and December 31, 2024, the appropriated retained earnings consist of the following:

	June 30, 2025	December 31, 2024
In millions of COP
Appropriation of net income (1) (2) (3)	4,280,353	14,208,820
Occasional reserve (4) (5)	8,782,870	8,689,362
Appropriated reserves for social benefit project (6)	34,000	-
Total appropriated reserves (7)	13,097,223	22,898,182
(1)In compliance with Article 452 of the Commercial Code of the Republic of Colombia, which establishes that corporations shall constitute a legal reserve amounting to at least fifty percent of the subscribed capital, formed with ten percent of the net profits of each fiscal year. The constitution of said reserve shall be mandatory until it reaches fifty percent of the subscribed capital. The legal reserve serves two specific purposes: to increase and maintain the company's capital and to absorb losses incurred in operations. Therefore, its value may not be distributed as dividends to shareholders.
(2)As of June 30, 2025 and December 31, 2024, includes reclassification of unclaimed dividends pursuant to Article 85 of the Bank's Bylaws for COP 348 and COP 506, respectively.
(3)The variation is mainly due to the partial spin-off from Bancolombia to Grupo Cibest S.A. in legal reserves for COP 9,928,815.
(4)The variation corresponds to the increase in the occasional reserve for equity strengthening and future growth, approved by the General Shareholders' Meeting on March 14, 2025, in the amount of COP 1,860,245, and to the distribution of dividends approved by the Extraordinary Shareholders' Meeting on April 23, 2025, in the amount of COP 600,180.
(5)The variation is mainly due to the spin-off from Bancolombia to Grupo Cibest S.A. in the occasional reserve for COP 1,166,557.
(6)Occasional reserve available to the Board of Directors for donations to social welfare projects, approved by the General Shareholders' Meeting on March 14, 2025.
(7)See Condensed separate interim statement of changes in equity.

NOTE 17. OPERATING INCOME
Below is the information corresponding to operating income and expenses for six-months period ended June 30, 2025, and 2024, and for the three-month periods from April 1 to June 30, 2025 and 2024:
17.1 Interest and valuation on financial instruments
The following table sets forth the detail of total interest income and valuation of investment securities for six-months period ended June 30, 2025, and 2024, and for the three-month periods from April 1 to June 30, 2025 and 2024, included in the net margin calculation:

Interest and valuation on financial instruments	Accumulated		Quarterly
Interest and valuation on financial instruments	2025	2024	2025	2024
In millions of COP
Interest on debt securities through OCI	170,128	184,329	84,425	92,805
Debt securities held to maturity	142,928	149,726	71,547	70,929
Total interest on debt instruments measured by the effective interest method	313,056	334,055	155,972	163,734
Net income from activities measured at fair value through income statement
Debt securities (1)	537,182	358,977	292,980	163,085
Spot transactions	27,287	(28,881)	11,055	(19,207)
Hedging derivatives	(3,312)	-	325	-
Money market transactions	(24,128)	156,583	(13,590)	49,397
Derivatives (2)	(52,927)	(10,287)	(10,318)	(17,404)
Total activities measured at fair value through income statement, net	484,102	476,392	280,452	175,871
Total interest and valuation of investments	797,158	810,447	436,424	339,605
(1) There is a positive variation due to fixed-rate TES, in accordance with price factors, negotiated amounts, and changes in risk ratings, and a negative variation due to Treasury negotiations due to the loss in valuation, partly due to the decrease in the exchange rate.
(2) The variation is mainly due to the offset against notional bond futures in the amount of COP 45,216.
17.2 Interest expenses
The following table sets forth the detail of interest on financial liability instruments for six-months period ended June 30, 2025, and 2024, and for the three-month periods from April 1 to June 30, 2025 and 2024:

	Accumulated		Quarterly
Interest expenses	2025	2024	2025	2024
In millions of COP
Deposits (1)	4,390,064	5,117,563	2,239,527	2,474,378
Financial obligations (1)	346,549	523,052	162,860	235,867
Debt securities issued (bonds)	330,994	502,127	165,033	263,746
Lease liabilities	50,519	57,972	24,365	29,421
Preferred share (2)	-	28,649	(14,837)	13,812
Interbank deposits purchased	6,550	1,080	4,011	594
Other interest	17,272	22,929	7,187	11,077
Interest expenses	5,141,948	6,253,372	2,588,146	3,028,895

(1)The intervention rate issued by the Central Bank went from 13.00% at the beginning of 2024 to 9.25% in 2025, which has an impact on the rates for CDT deposit operations..
(2)Lower expenses, mainly explained by the decrease corresponding to interest on preferred shares, which were transferred to Grupo Cibest S.A.

Net interest income defined as: Interest on the loan portfolio and finance lease transactions, interest on debt instruments measured using the effective interest method, and interest expense amounted to COP 7,346,005 and COP 7,661,904 as of June 30, 2025 and June 30, 2024, respectively.
17.3 Fees and commissions
17.3.1 Income from fees and commissions
The Bank has elected to present the income from contracts with customers as an element in a line named “Fees and commissions income” in the consolidated statement of income separate from the other income sources.
The information contained in this section about the fees and commission’s income presents information on the nature, amount, timing and uncertainty of the income from ordinary activities which arise from a contract with a customer under the regulatory framework of IFRS 15 Revenue from Ordinary activities from Contracts with Customers.
In the following table, the description of the main activities through which the Bank generates revenue from contracts with customers is presented:

Fees and Commissions	Description
Debit and credit cards fees	In debit card product contracts, it is identified that the price assigned to the services promised by the Bank to the customers is fixed, given that no financing component exists, it is established on the basis of the national and international interbank rate, additionally, the product charges to the customers commissions for handling fees, at a determined time and with a fixed rate.
For Credit Cards, the commissions are the handling fees and depend on the card franchise. The commitment is satisfied in so far that the customer has capacity available on the card.
Other revenue received by the (issuer) credit card product, is advance commission; this revenue is the charge generated each time the customer makes a national or international advance, at owned or non-owned ATMs, or through a physical branch. The exchange bank fee is a revenue for the Issuing Bank of the credit card for the services provided to the business for the transaction effected at the point of sale, the commission is accrued and collected immediately at the establishment and has a fixed amount.
In the credit cards product there is a customer loyalty program, in which points are awarded for each transaction made by the customer in a retail establishment. The program is administrated by a third party who assumes the inventory and claims risks, for which it acts as agent. The Bank, recognized it as a lower value of the revenue from the exchange bank fee.
The rights and obligations of each party in respect of the goods and services for transfer are clearly identified, the payment terms are explicit, and it is probable, that is, it takes into consideration the capacity of the customer and the intention of having to pay the consideration at termination to those entitled to change the transferred goods or services. The revenue is recognized at a point in time: the Bank satisfies the performance obligation when the “control” of the goods or services was transferred to the customers.

Fees and Commissions	Description
Bancassurance	The Bank receives a commission for collecting insurance premiums at a given time and for allowing the use of its network to sell insurance from different insurance companies over time. The Bank in these bancassurance contracts acts as agent (intermediary between the customer and the insurance company), since it is the insurance company which assumes the risks, and which handles the complaints and claims of the customers inherent in each insurance. Therefore, the insurance company acts as principal before the customer. The prices agreed in bancassurance are defined as a percentage on the value of the policy premiums. The payment shall be tied to the premiums collected, sold or taken for the case of employees’ insurance. The aforementioned then means that the price is variable, since the revenue will depend on the quantity of policies or calculations made by the insurance companies.
Payments	Service in which the Bank's customers can automatically perform whereby transactional channels, banking transactions for payroll payments, cancellation of invoices and credits, to beneficiaries of the Bank, as well as other financial entities affiliated to Automated Clearing House ACH, the commitment is satisfied once the Bank performs the transaction. The rate stipulated for this commission is variable, the income is recognized at a given time and acts as principal.
Collections	The Bank acting as principal, commits to collect outstanding invoices receivable by the collecting customers through the different channels offered by the bank, send the information of the collections made and credit the money to the savings or checking account defined by the collecting customer. The commitment is satisfied at a point in time to the extent that the money is collected by the different channels, the information of the said collections is delivered appropriately, and the resources are credited in real-time to the account agreed with the customer. For the service, the Bank receives a fixed payment, which is received for each transaction once the contract is in effect.
Electronic services and ATMs	Revenue received from electronic services and ATMs arises through the provision of services so that the customers may make required transactions, and which are enabled by the Bank. These include online and real-time payments by the customers of the Bank holding a checking or savings accounts, with a debit or credit card for the products and services that the customer offers. Each transaction has a single price, for a single service. The provision of collection services or other different services provided by the Bank, through electronic equipment, generates consideration chargeable to the customer established contractually by the Bank as a fee. The Bank acts as principal and the revenue is recognized at a point in time.
Banking services	Banking Services are related to commissions from the use of digital physical channels or once the customer makes a transaction. The performance obligation is fulfilled once the payment is delivered to its beneficiary and the proof of receipt of the payment is sent, in that moment, the collection of the commission charged to the customer is generated, which is a fixed amount. The commitment is satisfied during the entire validity of the contract with the customer. The Bank acts as principal.
Letters of credit	Banking service corresponding to a documentary credit in which the Bank acquires the commitment to guarantee the fulfillment of financial, commercial or service obligations to a supplier of the contracting party, called beneficiary, in import or export operations through a correspondent bank. The consideration in this type of contract may include fixed amounts, variable amounts, or both, and is acted as principal.
Acceptances, guarantees and standby letters of credit	Bank service of acceptances guarantees and standby letters of credit that are not part of the Bank's portfolio. There are different performance obligations; the satisfaction of performance obligations occurs when the service is rendered to the customer. The consideration in these types of contracts may include fixed amounts, variable amounts, or both, and the Bank acts as principal. Revenue is recognized at a point in time.
Checks	Service through which the Bank offers its customers alternatives to avoid the risk of mobilizing cash, through the sale of domestic checks that can be exchanged in any place where the Bank has a presence. The consideration in this type of contract is fixed, the income is recognized at a determined time and acts as principal.

Fees and Commissions	Description
Deposits	Deposits are related to the services generated from the offices network of the Bank once a customer makes a transaction. The Bank generally commits to maintain active channels for the products that the customer has with the Bank, with the purpose of making payments and transfers, sending statements and making transactions in general. The commissions are deducted from the deposit account, and they are incurred at a point in time. The Bank acts as principal.
Gains on sale of assets	These are the revenue from the sale of assets, where the sale value is higher than the book value recorded in the accounts, the difference representing the gains. The recognition of the revenue is at a point in time once the sale is realized. The Bank acts as principal in this type of transaction and the transaction price is determined by the market value of the asset being sold. For a detail of the balance see Note 15.4. Other operating income, net

The following table represents in detail and categorized by nature the fees and commissions for six-months period ended June 30, 2025, and 2024, and for the three-month periods from April 1 to June 30, 2025 and 2024:
Income from fees and commissions:

	Accumulated		Quarterly
Income from fees and commissions	2025	2024	2025	2024
In millions of COP
Debit and credit cards and affiliated establishments	1,396,702	1,326,510	707,289	662,637
Bancassurance	468,479	462,425	257,244	269,921
Electronic services and ATMs (1)	290,001	233,514	148,493	120,343
Collections	274,307	256,034	143,290	136,136
Payment (2)	262,835	243,780	132,935	126,586
Acceptances, guarantees and Standby Letters of Credit and commissions for operations in foreign currencies	102,968	95,428	50,105	50,696
Banking services	74,605	80,316	35,853	45,761
Placements	27,641	28,939	13,629	14,232
Cheks	9,730	10,026	4,509	5,154
Others	40,861	32,859	22,122	16,585
Total income from fees and commissions	2,948,129	2,769,831	1,515,469	1,448,051
(1)Increase generated by digital banking fees.
(2)Increase in Bancolombia automatic payment transactions (PAB).
For the determination of the transaction price, the Bank assigns to each one of the services the amount which represents the value expected to be received as consideration for each independent commitment, which is based on the relative price of independent sale. The price that the Bank determines for each performance obligation is done by defining the cost of each service, related tax and associated risks to the operation and inherent to the transaction plus the margin expected to be received in each one of the services, taking as references the market prices and conditions, as well as the segmentation of the customer.
In the transactions evaluated in the contracts, changes in the price of the transaction are not identified.

Contract assets with customers
The Bank receives payments from customers based on the provision of the service, in accordance to that established in the contracts. When the Bank incurs costs for providing the service prior to the invoicing, and if these are directly related with a contract, they improve the resources of the entity and are expected to recuperate, these costs correspond to a contract asset. As a practical measure, the Bank recognizes as an expense the incremental costs of obtaining a contract when the amortization period of the asset is equal to or less than one year.
Contract liabilities with customers
The contract liabilities constitute the obligation of the Bank to transfer the services to a customer, for which the Bank has received payment on the part of the final customer or if the amount is due before the execution of the contract. They also include deferred income related to services that shall be delivered or provided in the future, which will be invoiced to the customer in advance, but which are still not due.
The following table shows the details of the balance of accounts receivable and liabilities from contracts with customers, As of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
In millions of COP
Accounts receivable from contracts with clients (1)	181,064	170,397
Liabilities from contracts with clients (2)	40,843	47,863
(1)The impairment corresponding to accounts receivable from contracts with customers is COP 25,417 y COP 24,017 as of June 30, 2025 and December 31, 2024, respectively.
(2)See Note 13. Other liabilities.
17.3.2 Fees and Commissions Expenses

	Accumulated		Quarterly
Fees and Commissions Expenses	2025	2024	2025	2024
In millions of COP
Banking services (1)	568,318	483,282	296,859	251,955
Sales, collections and other services (2)	487,671	449,458	244,847	235,163
Correspondent banking (1)	310,212	295,006	160,666	187,545
ACH y PSE services (1)	89,247	84,966	44,675	47,514
Payments and collections	25,573	20,148	14,108	11,220
Placements	25,278	33,451	13,217	15,466
Other (3)	90,995	65,451	46,304	41,964
Total expenses for fees and commissions	1,597,294	1,431,762	820,676	790,827
Total income for fees and commissions, net	1,350,835	1,338,069	694,793	657,224

(1)Increase due to increased transaction volume generated during 2025.
(2)Increase due to increased demand for customer service via telephone channels (contact center services) and increased collection management.
(3) The increase is primarily generated by payments to PayPal, corresponding to the commission for transfers made by Nequi customers through this platform to the correspondent bank.

17.4. Other operating income, net
Other operating income, net, consists of the following items for six-months period ended June 30, 2025, and 2024, and for the three-month periods from April 1 to June 30, 2025 and 2024:

	Accumulated		Quarterly
Other operating income, net	2025	2024	2025	2024
In millions of COP
Operating leases (1)	419,916	495,405	209,493	239,924
Exchange difference and foreign exchange derivatives net (2)	324,296	144,959	132,892	133,128
Profit on portfolio sale	71,727	-	71,727	-
Gain on sale of assets held for sale and inventories (3)	60,336	12,119	26,862	9,579
Recoveries	14,331	31,349	(335)	13,501
Leases	47,683	36,910	23,201	18,664
Profit on sale of assets held for sale and inventories	49,237	68,448	32,711	37,277
Gain on sale of assets - Financial leasing	4,110	1,045	1,926	1,004
Gain on sale of property and equipment	1,289	1,059	58	182
Penalties for noncompliance with leasing contracts	997	1,215	490	695
Valuation of investment properties	-	4,302	-	4,302
Other	26,557	42,983	15,644	23,941
Total other operating income, net	1,020,479	839,794	514,669	482,197
(1)Decrease generated by lower activations of operating lease contracts.
(2)Variation generated by the fluctuation of the peso against the dollar in 2025.
(3)Variation mainly reflected in profits from vehicle sales.
17.5. Equity investment income
The following table shows the detail of equity investment income for six-months period ended June 30, 2025, and 2024, and for the three-month periods from April 1 to June 30, 2025 and 2024:

	Accumulated		Quarterly
Dividends and other net income for equity investments.	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
In millions of COP
Equity method (1)	603,980	1,004,714	81,625	431,510
Equity method investments in associates and joint ventures (2)	27,524	(25,555)	13,335	(19,233)
Valuation and sale of equity investments (3)	30,404	32,026	19,021	30,816
Dividends (4)	4,556	3,351	964	678
Investment impairment (5)	-	(121,788)	-	(121,788)
Total dividends and other net income for equity investments.	666,464	892,748	114,945	321,983
(1)For further information, see Note 6. Investments in subsidiaries. The difference with the value of COP 917,907 presented in Note 6 Investments in subsidiaries corresponds to the effects of the partial spin-off from Bancolombia S.A. to Grupo Cibest S.A. in May, as follows:

Company	Result of the spin-off
In millions of COP
Bancolombia Panamá S.A.	226,817
Banistmo S.A.	107,923
Banca de Inversión Bancolombia S.A. Corporación Financiera	(20,812)
Total	313,928

(2)The difference with the value of COP 28,192 presented in Note 7. Investments in associates and joint ventures corresponds to the spin-off of the equity method of Protección S.A. for COP 667. For more information, see Note 7. Investments in associates and joint ventures.
(3)In November 2024, the Bank recognized FCP Pactia Inmobiliario as a financial instrument. As of June 30, 2025, its valuation amounts to COP 20,085.
(4)Dividends received from equity instruments as of June 30, 2025 correspond to Credibanco S.A. for COP 1,905, Cámara de Riesgo Central de Contraparte S.A. for COP 1,335, Holding Bursátil Regional for COP 964, Bladex for COP 185, and Servibanca S.A. for COP 167.
(5)For more information, see Note 7. Investments in associates and joint ventures.
NOTE 18. OPERATING EXPENSES
The information corresponding to operating expenses for six-months period ended June 30, 2025, and 2024, and for the three-month periods from April 1 to June 30, 2025 and 2024 is as follows:
18.1. Salaries and employee benefit
The detail of salaries and employee benefits for six-months period ended June 30, 2025, and 2024, and for the three-month periods from April 1 to June 30, 2025 and 2024, is as follows:

	Accumulated		Quarterly
Salaries and employee benefit	2025	2024	2025	2024
In millions of COP
Salaries(1)	809,855	741,469	403,867	368,952
Bonuses(2)	359,678	173,584	191,168	90,913
Private premium	272,848	250,546	130,008	105,416
Social security contributions	270,230	252,152	132,254	124,634
Indemnization payment	90,450	143,455	63,061	106,426
Defined Benefit severance obligation and interest	84,014	81,297	42,360	40,447
Vacation expenses	52,024	44,950	25,871	21,036
Pensión plan	5,186	5,590	2,432	2,629
Others(3)	150,092	121,989	77,292	56,173
Total salaries and employee benefit	2,094,377	1,815,032	1,068,313	916,626

(1)The variation corresponds mainly to salary increases for statutory employees and employees who belong to the Collective Bargaining Agreement.
(2)Corresponds mainly to bonuses for the Bank's employees in accordance with the variable compensation model of the Cibest Group.
(3)Includes employee benefits, mainly policies, training and recreation.

18.2. Other administrative and general expenses
The Details of other administrative and general expenses for six-months period ended June 30, 2025, and 2024, and for the three-month periods from April 1 to June 30, 2025 and 2024, is as follows:

	Accumulated		Quarterly
Other administrative and general expenses	2025	2024	2025	2024
In millions of COP
Fees	341,035	289,723	194,473	158,347
Insurance (1)	281,908	254,389	140,628	129,173
Data processing (2)	250,733	184,384	133,701	96,875
Maintenance and repairs	252,622	203,367	135,752	104,906
Fraud and claims (3)	150,644	149,817	63,312	76,476
Transportation	108,087	102,022	56,220	55,237
Advertising	49,571	45,512	28,320	29,276
Intercompany Contracts (4)	46,979	-	46,979	-
Contributions and memberships	42,094	37,210	21,478	18,620
Cleaning and security services	41,829	38,846	21,487	19,961
Communications	40,198	37,062	20,197	18,106
Supplies and stationery	39,371	44,337	22,419	28,483
Utilities	34,235	37,162	20,645	20,135
Adjustment and installation	27,543	22,335	16,862	13,610
Property management	21,207	18,732	10,905	9,575
Litigation, fines, and penalties	11,272	18,309	5,587	5,170
Travel expenses	10,745	8,034	6,003	4,394
Warehousing services	9,070	8,623	4,525	3,954
Financial auditor and board of directors fees	7,287	6,450	3,485	3,376
Transactional services	5,327	4,808	3,186	2,614
Temporary services	4,244	2,556	2,236	1,503
Publications and subscriptions	1,542	1,999	715	891
Legal expenses	3,274	2,473	2,475	1,532
Small furniture and fixtures	2,008	2,267	1,352	2,117
Exchange processing	1,438	1,704	862	1,133
Other	92,043	79,551	43,141	45,450
Total other administrative and general expenses	1,876,306	1,601,672	1,006,945	850,914
Taxes other than income tax (5)	602,185	644,201	312,808	324,389
(1)The increase is mainly due to the Fogafin deposit insurance, driven by a higher volume of deposits.
(2)Increase mainly due to higher spending on technology services.
(3)Increase due to fraud losses such as social engineering smishing.
(4)Commercial agreement signed between Nequi and Bancolombia related to the services provided by the human resources of the Nequi Business Unit.
(5)The cumulative decrease as of June 2025 is mainly due to VAT taxes of COP 24,888 and industry and commerce taxes of COP 17,021.

18.3. Impairment, depreciation and amortization
Details of amortization, depreciation and impairment expense for six-months period ended June 30, 2025, and 2024, and for the three-month periods from April 1 to June 30, 2025 and 2024, is as follows:

	Accumulated		Quarterly
Impairment, depreciation and amortization	2025	2024	2025	2024
In millions of COP
Depreciation of premises and equipment (1)	272,501	282,727	137,407	139,442
Impairment of marketable assets, non- marketable assets, and other assets, net	92,928	89,285	49,695	51,518
Depreciation of right-of-use assets, on lease	68,714	63,937	34,282	32,145
Amortization of intangible assets	44,218	31,851	22,294	16,310
Impairment of right-of-use assets, on lease	1,009	1	1	1
Impairment of premises and equipment (1)	443	216	219	54
Total impairment, depreciation and amortization	479,813	468,017	243,898	239,470
(1) See note 7. Premises and equipment, net.
NOTE 19. RELATED PARTY TRANSACTIONS
The Bank offers banking and financial services to its related parties in order to meet their transactional needs for investment and liquidity in the ordinary course of business. These transactions are carried out in terms similar to those of transactions with third parties. In the case of treasury operations, the Bank operates between its own position and its related parties through transactional channels or systems established for this purpose and under the conditions established by current regulations.
Details of related party transactions as of December 31, 2024 are included in the annual report of the 2024 separate financial statements, for the six months ended June 30, 2025, there were no related party transactions that materially affected the Bank's financial position or results of operations, except for the partial spin-off, which is explained in Note 1. Reporting Entity.

NOTE 20. LIABILITIES FROM FINANCING ACTIVITIES
The following table presents the reconciliation of the balances of liabilities from financing activities as of June 30, 2025:

	Balance as of January 1, 2025	Cash flows	Non-cash changes		Balance as of June 30, 2025
			Foreign currency translation adjustment	Interests accrued
In millions of COP
Liabilities from financing activities
Borrowings from other financial institutions	10,557,864	(993,573)	(494,820)	346,549	9,416,020
Debt instruments in issue	7,801,008	(424,572)	(422,580)	330,994	7,284,850
Preferred shares	628,483	2,560,232	-	-	3,188,715
Interbank and repurchase agreements (1)	584,204	(57,701)	-	-	526,503
Total liabilities from financing activities	19,571,559	1,084,386	(917,400)	677,543	20,416,088
(1)The cash flow COP 57,701 corresponds to the minimum dividends paid to preferred shareholders and is included in the statement of cash flows in the line "dividends paid", which includes the total dividends paid during the year to preferred and common shareholders.

NOTE 21. FAIR VALUE OF ASSETS AND LIABILITIES
The characteristics of the asset or liability are considered in determining fair value in the same manner as market participants would consider in pricing the asset or the liability at the measurement date.
Valuation process for fair value measurements
The valuation to fair value prices is performed using prices, methodologies and inputs provided by the official pricing services provider (Precia) to the Bank.
All methodologies and procedures developed by the pricing services provider are supervised by the SFC, which has its authorization.
The following table shows the carrying value and fair value of assets and liabilities as of June 30, 2025, and December 31, 2024:

	June 30, 2025		December 31, 2024
	Carrying value	Fair value	Carrying value	Fair value
In millions of COP
Assets
Debt securities negotiable investments and pledged financial assets (1)	17,941,152	17,941,152	13,866,824	13,866,824
Debt securities available for sale investments (1)	3,208,532	3,208,532	3,326,813	3,326,813
Debt securities held to maturity investments, net (1)	4,359,336	4,341,953	4,117,051	4,095,270
Equity instruments (1)	464,766	473,205	445,356	454,423
Derivative financial instruments (1)	3,214,068	3,214,068	2,924,434	2,924,434
Loans and leasing transactions (2)	185,859,672	191,111,571	178,098,539	185,329,424
Investment property	941,634	941,634	846,853	846,853
Total assets	215,989,160	221,232,115	203,625,870	210,844,041
Liabilities
Deposits by customers (3)	194,416,941	194,534,583	185,801,073	186,106,658
Repurchase agreements and other similar secured borrowing (4)	3,188,715	3,188,715	628,483	628,483
Derivative financial instruments (1)	3,502,940	3,502,940	2,667,439	2,667,439
Borrowings from other financial institutions (5)	7,888,588	7,888,588	10,557,864	10,557,864
Debt instruments in issue	7,284,850	7,488,657	7,801,008	8,006,510
Preferred shares	-	-	584,204	407,174
Total liabilities	216,282,034	216,603,483	208,040,071	208,374,128
(1)See Note 4.1. Investment financial instruments and derivatives.
(2)See Note 5. Loan portfolio and financial leasing operations, net.
(3)See Note 10. Deposits by customers.
(4)See Note 11. Interbank deposits and repurchase agreements and note 1. Reporting entity
(5)See Note 12. Borrowings from other financial institutions.

Fair value measurement
Assets and liabilities
a.Debt instruments
The Bank assigns prices to these debt investments, using the prices provided by the official pricing service provider (Precia) and assigns the appropriate level according to the procedure described at the beginning of this note. For securities not traded or over the counter such as certain bonds issued by other financial institutions, the Bank generally determines fair value utilizing internal valuation and standard techniques. These techniques include determination of expected future cash flows which are discounted using curves of the applicable currencies and the Colombian consumer price index (interest rate in this case), modified by the credit risk and liquidity risk. The interest rate is generally computed using observable market data and reference yield curves derived from quoted interest in appropriate time intervals, which match the timings of the cash flows and maturities of the instruments.
b.Equity securities
The Bank performs the market price valuation of its investments in variable income using the prices provided by the official pricing services provider (Precia) and classifies those investments according to the procedure described at the beginning of this note. Likewise, in order to determine the fair value of unquoted equity securities, the Bank affects the value of the investment in the corresponding percentage of participation, to the subsequent variations of the respective issuer's equity. Holdings in mutual funds, trusts and collective portfolios are valued taking into account the value of the holding as calculated by the management company.
c.Derivative financial instruments
The Bank holds positions in standardized derivatives, such as futures over local stocks, and over the representative exchange rate. These instruments are evaluated according to the information provided by Precia, which perfectly matches the information provided by the Central Counterparty Clearing House – CCP.
Additionally, the Bank holds positions in Over the Counter (OTC) derivatives, which in the absence of prices, are valued using the inputs and methodologies provided by the pricing services provider, which have the no objection of the Financial Superintendence of Colombia.
The key inputs depend upon the type of derivative and the nature of the underlying instrument and include interest rate yield curves, foreign exchange rates, the spot price of the underlying volatility, credit curves and correlation of such inputs.
d.Credit valuation adjustment
The Bank measures the effects of the credit risk of its counterparties and its own creditworthiness in determining fair value of the swap, option and forward derivatives.
Counterparty credit-risk adjustments are applied to derivatives when the Bank's position is a derivative asset and the Bank’s credit risk is incorporated when the position is a derivative liability. The Bank attempts to mitigate credit risk to third parties which are international banks by entering into master netting agreements. The agreements allow to offset or bring net amounts that are liabilities, derivatives from transactions carried out by the different agreements. Master netting agreements take different forms and may allow payments to be made under a variety of other master agreements or other negotiation agreements between the same parties, some may have a monthly basis and others only apply at the time the agreements are terminated.

When assessing the impact of credit exposure, only the net counterparty exposure is considered at risk, due to the offsetting of certain same-counterparty positions and the application of cash and other collateral.
The Bank generally calculates the asset's credit risk adjustment for derivatives transacted with international financial institutions by incorporating indicative credit related pricing that is generally observable in the market (Credit Default Swaps, “CDS”). The credit-risk adjustment for derivatives transacted with non-public counterparties is calculated by incorporating unobservable credit data derived from internal credit qualifications to the financial institutions and corporate companies located in Colombia. The Bank also considers its own creditworthiness when determining the fair value of an instrument, including OTC derivative instruments if the Bank believes market participants would take that into account when transacting the respective instrument.
The approach to measuring the impact of the Bank's credit risk on an instrument transacted with international financial institutions is done using the asset swap curve calculated for subordinated bonds issued by the Bank in foreign currency.
For derivatives transacted with local financial institutions, the Bank calculates the credit risk adjustment by incorporating credit risk data provided by rating agencies and released in the Colombian financial market.
e.Impaired loans measured at fair value
The Bank measured certain impaired loans based on the fair value of the associated collateral less costs to sell. The fair values were determined as follows using external and internal valuation techniques or third party experts, depending on the type of underlying asset.
For vehicles under leasing arrangements, the Bank uses an internal valuation model based on price curves for each type of vehicle. Such curves show the expected price of the vehicle at different points in time based on the initial price and projection of economic variables such as inflation, devaluation and customs. The prices modelled in the curves are compared every six months with market information for the same or similar vehicles and in the case of significant deviation; the curve is adjusted to reflect the market conditions.
Other vehicles are measured using matrix pricing from a third party. This matrix is used by most of the market participants and is updated monthly. The matrix is developed from values provided by several price providers for identical or similar vehicles and considers brand, characteristics of the vehicles, and manufacturing date among other variables to determine the prices.
For real estate assets, a third-party qualified appraiser is used. The methodologies vary depending on the date of the last appraisal available for the property (the appraisal is estimated based on either of three approaches: cost, sales comparison and income approach, and is required every three years). When the property has been valued in the last 12 months and the market conditions have not shown significant changes, the most recent valuation is considered the fair value of the property.
For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists.
f.Assets held for sale measured at fair value less cost of sale
The Bank measures certain impaired foreclosed assets and premises and equipment held for sale based on fair value less costs to sell. The fair values were determined using external and internal valuation techniques, depending on the type of underlying asset. Those assets are comprised mainly of real estate properties for which the appraisal is conducted by experts considering factors such as the location, type and characteristics of the property, size, physical conditions and expected selling costs, among others. Likewise, in some cases the fair value is estimated considering comparable prices or promises of sale and offering prices from auctions process.
g.Mortgage backed securities (TIPS) and Asset-Backed securities
The Bank invests in asset-backed securities for which underlying assets are mortgages and earnings under contracts issued by financial institutions and corporations, respectively. The Bank does not have a significant exposure to sub-prime securities. The asset-backed securities are denominated in local market TIPS and are classified as fair value through profit or loss. These asset-backed securities have different maturities and are generally classified by credit ratings.
TIPS are part of the Bank portfolio and its fair value is measured with published price by the official pricing services provider. These securities are leveled by margin and are assigned level 2 or 3 based on the Precia information.
Residual TIPS have their fair value measured using the discounted flow method, taking into account the amortization tables of the Titularizadora Colombiana, the betas in COP and UVR of Precia (used to construct the curves) and the margins; when they are residual TIPS of subordinated issues, a liquidity premium is applied. These securities are assigned level 3.
h.Investment property
The Bank's investment property is valued by external experts, who use valuation techniques based on comparable prices, direct capitalization, discounted cash flows and replacement costs.
Fair value hierarchy
IFRS 13 establishes a fair value hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable, that reflects the significance of inputs adopted in the measurement process. In accordance with IFRS the financial instruments are classified as follows:
Level 1: Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability being measured take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 generally includes: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability.
Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.
This category generally includes certain retained residual interests in securitization, asset-backed securities (ABS) and highly structured or long-term derivative contracts where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

Assets and liabilities measured at fair value on a recurring basis
The following table presents assets and liabilities by fair value hierarchy that are measured on a recurring basis at June 30, 2025 and December 31, 2024:

ASSETS
Type of instrument	June 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Investment securities
Negotiable and pledged financial assets
Treasury securities issued by the Colombian Government - TES	13,510,434	1,647,070	-	15,157,504	10,329,620	961,960	-	11,291,580
Mortgage-backed securities (TIPS)	-	54,901	58,944	113,845	-	79,665	63,280	142,945
Bonds	2,152,481	206,373	23,668	2,382,522	1,844,920	227,742	44,062	2,116,724
Other financial investment assets	-	287,281	-	287,281	-	315,575	-	315,575
Total negotiable securities and pledged financial assets	15,662,915	2,195,625	82,612	17,941,152	12,174,540	1,584,942	107,342	13,866,824
Available for sale
Solidarity Securities issued by the Colombian Government (TDS)	-	2,514,109	-	2,514,109	-	-	2,648,355	2,648,355
Bonds	-	84,199	50,659	134,858	-	51,275	81,784	133,059
Other public debt	-	-	559,565	559,565	-	-	545,399	545,399
Total available for sale	-	2,598,308	610,224	3,208,532	-	51,275	3,275,538	3,326,813
Total debt securities	15,662,915	4,793,933	692,836	21,149,684	12,174,540	1,636,217	3,382,880	17,193,637
Equity instruments
Equity instruments at fair value	33,559	-	421,080	454,639	11,080	23,707	402,510	437,297
Total equity instruments	33,559	-	421,080	454,639	11,080	23,707	402,510	437,297
Derivative financial instruments
Forward
Exchange rate	-	1,495,603	506,438	2,002,041	-	608,625	465,512	1,074,137
Securities	-	1,248	12,649	13,897	-	298	51,347	51,645
Total forward	-	1,496,851	519,087	2,015,938	-	608,923	516,859	1,125,782
Swaps
Exchange rate	-	842,339	78,097	920,436	-	1,200,777	262,479	1,463,256
Interest rate	89,241	82,541	21,473	193,255	105,560	111,966	15,493	233,019
Total swaps	89,241	924,880	99,570	1,113,691	105,560	1,312,743	277,972	1,696,275
Options
Exchange rate	177	37,195	47,067	84,439	161	36,206	66,010	102,377
Total options	177	37,195	47,067	84,439	161	36,206	66,010	102,377
Total derivative financial instruments	89,418	2,458,926	665,724	3,214,068	105,721	1,957,872	860,841	2,924,434
Investment property
Buildings	-	-	941,634	941,634	-	-	846,853	846,853
Total investment properties	-	-	941,634	941,634	-	-	846,853	846,853
Total	15,785,892	7,252,859	2,721,274	25,760,025	12,291,341	3,617,796	5,493,084	21,402,221

LIABILITIES
Type of instrument	June 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Financial liabilities
Forward
Exchange rate	-	1,912,138	58,702	1,970,840	-	876,502	87,033	963,535
Securities	-	5,184	3,965	9,149	-	89	1,278	1,367
Total forward	-	1,917,322	62,667	1,979,989	-	876,591	88,311	964,902
Swaps
Exchange rate	-	1,112,409	29,873	1,142,282	-	1,264,594	67,838	1,332,432
Interest rate	87,574	137,685	1,502	226,761	102,701	157,276	27,646	287,623
Total swaps	87,574	1,250,094	31,375	1,369,043	102,701	1,421,870	95,484	1,620,055
Options
Exchange rate	128	153,780	-	153,908	421	82,061	-	82,482
Total options	128	153,780	-	153,908	421	82,061	-	82,482
Total derivative financial instruments	87,702	3,321,196	94,042	3,502,940	103,122	2,380,522	183,795	2,667,439
Total financial liabilities	87,702	3,321,196	94,042	3,502,940	103,122	2,380,522	183,795	2,667,439
Fair value of assets and liabilities that are not measured at fair value in the statement of financial position
The following table presents for each level of the fair value hierarchy the Bank's assets and liabilities that are not measured at fair value in the statement of financial position, however, the fair value as of June 30, 2025 and December 31, 2024 is disclosed:

ASSETS
Type of instrument	June 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Nivel 1	Nivel 2	Nivel 3
In millions of COP
Investments to maturity
Agricultural Development Securities issued by the Colombian Government (TDA)			3,586,510	3,586,510			3,326,903	3,326,903
Mortgage-backed securities (TIPS)
Other financial investment instruments		43,287	712,156	755,443		46,272	722,095	768,367
Total held to maturity investments		43,287	4,298,666	4,341,953		46,272	4,048,998	4,095,270
Equity securities			18,566	18,566			17,126	17,126
Loan portfolio and leasing operations, net Total			191,111,571	191,111,571			185,329,424	185,329,424
Total		43,287	195,428,803	195,472,090		46,272	189,395,548	189,441,820

LIABILITIES
Type of instrument	June 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Deposits by customers	-	66,435,507	128,099,076	194,534,583	-	60,972,074	125,134,584	186,106,658
Interbank deposits	-	-	261,289	261,289	-	-	-	-
Repurchase agreements and other similar secured borrowing	-	-	2,927,426	2,927,426	-	-	628,483	628,483
Borrowings from other financial institutions	-	-	7,888,588	7,888,588	-	-	10,557,864	10,557,864
Debt instruments in issue	5,407,126	1,203,259	878,272	7,488,657	5,802,976	968,406	1,235,128	8,006,510
Preferred shares	-	-	-	-	-	-	407,174	407,174
Total	5,407,126	67,638,766	140,054,651	213,100,543	5,802,976	61,940,480	137,963,233	205,706,689
IFRS requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value. Certain categories of assets and liabilities, however, are not eligible for fair value accounting.
The financial instruments below are not measured at fair value on a recurring and nonrecurring basis:
Short-term financial instruments
Short-term financial instruments are valued at their carrying amounts included in the consolidated statement of financial position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach was used for cash and cash equivalents, accrued interest receivable, customers’acceptances, accounts receivable, accounts payable, accrued interest payable and bank acceptances outstanding.
Deposits from customers
The fair value of time deposits was estimated based on the discounted value of cash flows using the appropriate discount rate for the applicable maturity. Fair value of deposits with no contractual maturities represents the amount payable on demand as of the statement of financial position date.
Interbank deposits and repurchase agreements and other similar secured borrowings
Short-term interbank borrowings and repurchase agreements have been valued at their carrying amounts because of their relatively short-term nature. Long-term and domestic development bank borrowings have also been valued at their carrying amount because they bear interest at variable rates.
Borrowings from other financial institutions
The fair value of borrowings from other financial institutions were determined using discounted cash flow models. The cash flows projection of capital and interest was made according to the contractual terms, considering capital amortization and interest bearing. Subsequently, the cash flows were discounted using reference curves formed by the weighted average of the Bank’s deposit rates.
Debt instruments in issue
The fair value of debt instruments in issue, comprised of bonds issued by Bancolombia S.A. and its subsidiaries, was estimated substantially based on quoted market prices. The fair value of certain bonds which do not have a public trading market, were determined based on the discounted value of cash flows using the rates currently offered for bonds of similar remaining maturities and the Bank’s creditworthiness.
Loans and advances to customers
Estimating the fair value of loans and advances to customers is considered an area of considerable uncertainty as there is no observable market. The loan portfolio is stratified into tranches and loans segments such as commercial, consumer, small business loans, mortgage and leasing. The fair value of loans and advances to customers and financial institutions is determined using a discounted cash flow methodology, considering each credit’s principal and interest projected cash flows to the prepayment date. The projected cash flows are discounted using reference curves according to the type of loan and its maturity date.
Items measured at fair value on a non-recurring basis
The Bank measures assets held for sale based on fair value less costs to sell. This category includes certain foreclosed assets and investments in associates held for sale. The fair values were determined using external and internal valuation techniques or third party experts, depending on the type of underlying asset. The following breakdown sets forth the fair value hierarchy of those assets classified by type:

	June 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 1		Level 1	Level 2	Level 3
	In millions of COP
Real estate different from residential properties	-	-	1,074	1,074	-	-	1,659	1,659
Real estate for residential purposes	-	-	130	130	-	-	28	28
Movable property	-	-	3,859	3,859	-	-	4,037	4,037
Total	-	-	5,063	5,063	-	-	5,724	5,724

Changes in level 3 fair-value category
The table below presents reconciliation for assets and liabilities measured at fair value, on a recurring basis using significant unobservable inputs as of June 30, 2025 and December 31, 2024:
As of June 30, 2025

	Balance, January 1, 2025	Included in earnings	OCI	Purchases	Settlement	Prepaids	Reclassifications (1)	Transfers in to level 3	Transfers in to level 3	Balance June 30, 2025
In millions of COP
Assets
Debt securities
Investments negotiable
Mortgage backed securities (TIPs)	63,280	1,139	-	-	(800)	-	-	-	(4,675)	58,944
Bonds	44,062	53	-	-	(12,615)	-	-	-	(7,832)	23,668
Other financial investment assets	-	-	-	-	-	-	-	-	-	-
Total negotiable investments	107,342	1,192	-	-	(13,415)	-	-	-	(12,507)	82,612
Available for- sale investments	-	-	-	-	-	-	-	-	-	-
Solidarity Securities issued by the Colombian Government (TDS)	2,648,355	-	-	-	-	-	-	-	(2,648,355)	-
Bonds	81,784	915	-	-	-	-	-	-	(32,040)	50,659
Other public debt	545,399	14,166	-	-	-	-	-	-	-	559,565
Total available for sale investments	3,275,538	15,081	-	-	-	-	-	-	(2,680,395)	610,224
Total debt securities	3,382,880	16,273	-	-	(13,415)	-	-	-	(2,692,902)	692,836
Derivative financial instruments
Exchange rate	794,001	(11,861)	-	412,756	(526,518)	-	(47,770)	126,645	(115,651)	631,602
Interest rate	15,493	(2,560)	-	8,182	(331)	-	-	830	(141)	21,473
Securities	51,347	-	-	12,649	(51,347)	-	-	-	-	12,649
Total derivative financial instruments	860,841	(14,421)	-	433,587	(578,196)	-	(47,770)	127,475	(115,792)	665,724
Equity investments at fair value	402,510	20,265	2,552	-	(4,247)	-	-	-	-	421,080
Investment property	846,853	-	-	94,781	-	-	-	-	-	941,634
Total assets	5,493,084	22,117	2,552	528,368	(595,858)	-	(47,770)	127,475	(2,808,694)	2,721,274
Liabilities
Derivative financial instruments
Exchange rate	154,871	1,830	-	62,234	(81,031)	-	(47,770)	1,282	(2,841)	88,575
Interest rate	27,646	(284)	-	1,160	(581)	-	-	84	(26,523)	1,502
Securities	1,278	-	-	3,965	(1,278)	-	-	-	-	3,965
Total derivative financial instruments	183,795	1,546	-	67,359	(82,890)	-	(47,770)	1,366	(29,364)	94,042
Total assets	183,795	1,546	-	67,359	(82,890)	-	(47,770)	1,366	(29,364)	94,042

As of December 31, 2024

	Balance, January 1, 2024	Included in earnings	OCI	Purchases	Settlement	Prepaids	Reclassifications (1)	Transfers in to level 3	Transfers in to level 3	Balance December 31, 2024
In millions of COP
Assets
Debt securities
Investments negotiable
Mortgage backed securities (TIPS)	74,087	(920)	-	-	(7,515)	-	-	3,195	(5,567)	63,280
Bonds	14,284	520	-	12,814	-	-	-	16,444	-	44,062
Total negotiable investments	88,371	(400)	-	12,814	(7,515)	-	-	19,639	(5,567)	107,342
Available for- sale investments
Solidarity Securities issued by the Colombian Government (TDS)	2,664,295	-	-	2,648,355	(2,664,295)	-	-	-	-	2,648,355
Bonds	-	-	-	81,784	-	-	-	-	-	81,784
Other public debt	-	-	-	41,369	-	-	-	504,030	-	545,399
total available for sale investments	2,664,295	-	-	2,771,508	(2,664,295)	-	-	504,030	-	3,275,538
Total debt securities	2,752,666	(400)	-	2,784,322	(2,671,810)	-	-	523,669	(5,567)	3,382,880
Derivative financial instruments
Exchange rate	1,380,991	(45,871)	-	590,691	(1,190,120)	-	(11,487)	155,582	(85,785)	794,001
Interest rate	15,621	(2,591)	-	6,910	(3,606)	-	(139)	3,909	(4,611)	15,493
Securities	2,863	-	-	51,347	(2,863)	-	-	-	-	51,347
Total derivative financial instruments	1,399,475	(48,462)	-	648,948	(1,196,589)	-	(11,626)	159,491	(90,396)	860,841
Equity securities at fair value	140,815	44,851	2,975	232,387	-	(18,516)	-	-	(2)	402,510
Investment property	574,550	68,536	-	203,767	-	-	-	-	-	846,853
Total assets	4,867,506	64,525	2,975	3,869,424	(3,868,399)	(18,516)	(11,626)	683,160	(95,965)	5,493,084
Liabilities
Derivatives
Exchange rate	170,798	48,127	-	114,412	(95,051)	-	(11,487)	3,193	(75,121)	154,871
Interest rate	11,078	(50)	-	206	(4,595)	-	(137)	27,432	(6,288)	27,646
Securities	1,852	-	-	1,278	(1,852)	-	-	-	-	1,278
Total derivatives	183,728	48,077	-	115,896	(101,498)	-	(11,624)	30,625	(81,409)	183,795
Total assets	183,728	48,077	-	115,896	(101,498)	-	(11,624)	30,625	(81,409)	183,795
(1) Reclassifications during the period are presented by the valuation of derivatives, where the Bank records its derivatives as assets when the fair value is positive and liabilities when the fair value is negative.
Level 3 fair value – transfers
The following were the significant level 3 transfers as of June 30, 2025:
Transfers between Level 1 and Level 2 to Level 3:
As of June 30, 2025, there were no transfers to level 3 debt securities. For December 31, 2024, there were transfers of COP 523,669.
Transfers of COP 126,109 and COP 128,866 were made as of June 30, 2025 and December 31, 2024, respectively of the exchange rate and interest rate derivative contracts to level 3. They are mainly linked to the transfer of own credit risk to the credit risk of the counterparty
Transfers between Level 3 and Level 1 and 2:
As of June 30, 2025 transfers for COP (2,692,902) from level 3 to level 2 corresponding to Solidarity Securities issued by the Colombian Government (TDS) bonds. In December 2024,

these securities were not price marked and their margin was not registered by the Price Provider (Precia), therefore their level was 3. However, as of June 30, 2025 they registered historical margin provided by the Price Provider (Precia), therefore the current level is 2. As of December 31, 2024, transfers from level 3 to level 2 were for COP (5,567).
Transfer of COP (86,428) and COP (8,987) as of June 30, 2025 and December 31, 2024, respectively of the exchange rate and interest rate derivative contracts from Level 3 to Level 2, mainly related to a transfer of the counterparty's credit risk to the Company's own credit risk.
Transfers between Level 2 and Level 1 of the Fair Value hierarchy
As of June 30, 2025, the Bank transferred securities from level 1 to level 2 for COP 35,600 as these securities increased their liquidity and were traded more frequently in an active market, therefore, its level was 1; however, for June 2025 the margin is historical and provided by the price provider (Precia), therefore, the current level is 2. As of December 31, 2024 the value of these transfers was COP 202,779.
As of June 30, 2025 and December 31, 2024, there were no transfers from level 2 to level 1.
All transfers are assumed to have occurred at the end of the reporting period.
Quantitative Information about Level 3 Fair Value measurements
The fair value of financial instruments is, in certain circumstances, measured using valuation techniques that incorporate assumptions that are not evidenced by prices from observable market transactions in the same instrument and are not based on observable market data.
Changing one or more of the inputs to the valuation models to reasonably possible alternative assumptions would change the fair values and therefore a valuation adjustment would be recognized through income statement. Favorable and unfavorable changes are determined based on changes in the value of the instrument because of varying the levels of the unobservable input.
The following table sets forth information about significant unobservable inputs related to the Bank’s material categories of level 3 financial assets and liabilities and the sensitivity of these fair values to reasonably possible alternative assumptions.

As of June 30, 2025

Financial instrument	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
Securities issued by other financial institutions
TIPS	58,944	Discounted cash flow	Margin (1)	0.14% a 10.46%	3.42%	57,483	60,456
			Amortization table (2)	—%	0	59,661	-
			Amortization table (2)	—%	0	55,806	-
Solidarity Securities issued by the Colombian Government (TDS)	—	Discounted cash flow	Margin (1)	1.18%% a 1.18%	—%	-	-
Bonds	575,242	Discounted cash flow	Margin (1)	0.08% a 5.05%	1.51%	531,229	596,216
Other bonds	58,649	Discounted cash flow	Margin (1)	0.07% a 1.12%	1.01%	57,374	60,038
Equity instruments
Equity instruments	421,080	Price based	Price	NA	NA	NA	NA
Derivative financial instruments, net
Options	47,067	Discounted cash flow	Counterparties COP (USD) (3)	0.12% a 34.23%	0.42%	46,712	47,189
Forward	456,421	Discounted cash flow	Counterparties COP (USD) (3)	0% a 30.76%	2.95%	455,566	457,284
Swaps	68,195	Discounted cash flow	Counterparties COP (USD) (3)	0% a 64.53%	3.36%	52,640	84,695
As of December 31, 2024

Financial instrument	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
Securities issued by other financial institutions
TIPS	63,280	Discounted cash flow	Margin (1)	0% a 10.66%	3.61%	61,474	65,164
			Amortization table (2)	NA	NA	65,081	-
			Amortization table (2)	NA	NA	60,732	-
Solidarity Securities issued by the Colombian Government (TDS)	2,648,355	Discounted cash flow	Margin (1)	1.18%% a 1.18%	1.18%	2,639,349	2,660,301
Bonds	167,215	Discounted cash flow	Margin (1)	0% a 5.25%	2.10%	164,781	172,140
Other bonds	504,030	Discounted cash flow	Margin (1)	1.25% a 1.25%	1.25%	467,145	536,285
Equity instruments
Equity instruments	402,510	Price based	Price	NA	NA	NA	NA
Derivative financial instruments, net
Options	66,010	Discounted cash flow	Counterparties COP (USD) (3)	0.12% a 34.75%	0.50%	65,512	66,242
Forward	428,548	Discounted cash flow	Counterparties COP (USD) (3)	0% a 20.80%	4.98%	427,979	429,124
Swaps	182,488	Discounted cash flow	Counterparties COP (USD) (3)	0% a 56.14%	4.03%	166,650	204,677
(1)Margin: The margin reflects the risks not incorporated in the reference rate, such as the credit risk, and is that value which, compounded with the reference rate, results in the discount rate which the price of the security in the operation is obtained.
(2)Amortization table (Applies to TIPS): It is based on the cash flows generated monthly by the Colombian Securitization Company, which incorporate, among other assumptions, the default and prepayment indicators, which correspond to inputs that are not observable in the market but are developed under statistical techniques and based on the history of mortgage loans in Colombia.
(3)Recovery rate and counterparties COP (USD): These refer to the recovery rates and the probabilities of default of the counterparties, which are used in the estimation of the CVA/DVA adjustment in the measurement of the fair value of the OTC derivative instruments.

The following table presents the valuation techniques used in measuring the fair value of the Bank's investment properties, the most significant unobservable inputs, and the respective sensitivity:

Metodología	Técnicas de valoración	Insumos no observables significativos	Descripción de la sensibilidad
Sales Comparison Approach - SCA

The process by which an indication of value is obtained for the properties under analysis by comparing them with similar properties that can be considered comparable to those under analysis, that have been recently sold (ideally) or that are on offer, identifying the appropriate units of comparison and making the necessary adjustments to make them comparable to those under appraisal, based on market-derived comparables.	Comparable Prices	The weighted average rates used in the income capitalization methodology for the first quarter of 2025 are:

• Direct capitalization: initial rate 8.21%.
• Discounted cash flow: discount rate: 12.40% terminal rate: 8.32%.

The same weighted rates for the second quarter of 2025 are:

• Direct capitalization: initial rate 8.14%.
• Discounted cash flow: discount rate: 12.30% terminal rate: 8.26%.

The ratio between monthly gross rent and the value of the properties managed directly by the FIC (rental rate) considering the differences in locations and individual factors between properties and on a weighted basis was 0.87% at the end of the first quarter of 2025 and 0.87% at the end of the second quarter of 2025.
An increase (Light, normal, considerable, significant) in the capitalization rate used would generate a decrease (significant, considerable, normal, light) in the fair value of the asset, and vice versa.

An increase (Light, normal, considerable, significant) in the leases used in the valuation would generate a (significant, light, considerable) increase in the fair value of the asset, and vice versa

Income Approach In this methodology the appraiser analyzes the capacity of a property to generate future benefits, which are brought to present value as an indication of value.	Direct Capitalization Discounted Cash Flows
Cost approach

A set of procedures by which an indication of the Market Value of the Full Property Right is obtained by estimating the cost of constructing, reproducing or replacing the property being appraised, including a reasonable profit, deducting depreciation from the total cost and adding the value of the land separately.	Replacement cost
There has been no change to the valuation technique during the year 2025 for each asset.

NOTE 22. EVENTS AFTER THE REPORTING PERIOD
The financial statements of Bancolombia S.A. for the year ended June 30, 2025, were approved by Chief Executive Strategy and Finance for publication on
August 6, 2025.

On July 22, 2025, Bancolombia S.A. (“Bancolombia”) announced its intention to voluntarily delist its 4.875% Subordinated Bonds due 2027 (the “2027 Bonds”) and 8.625% Subordinated Bonds due 2034 (the “2034 Bonds”, and together with the 2027 Bonds, the “Bonds”) from the New York Stock Exchange (the “NYSE”). Management is currently carrying out the necessary procedures to change the listing jurisdiction of the aforementioned Bonds to the Singapore Exchange (“SGX”).
RISK MANAGEMENT

The first half of 2025 was marked by an acceleration in economic growth compared to last year. However, uncertainty remains high at the local level due to the slower pace of inflation convergence, which has reduced the room for monetary policy rate cuts, and in light of the Government’s numerous fiscal challenges following the activation of the escape clause of the Fiscal Rule. At the international level, U.S. trade policy and geopolitical conflicts in the Middle East have heightened the risk of an inflationary surge.

Credit risk – credit portfolio and financial leasing operations
Credit risk is the probability that the entity will incur losses due to i) non-compliance with the financial obligations taken by the counterparty, issuer or debtor, ii) deterioration due to the decrease in their risk rating, iii) the reduction of profits and remunerations and iv) the benefits delivered in restructuring and recovery costs.
The information included below presents the maximum exposure to credit risk as of June 30, 2025 and December 31, 2024

In millions of COP	June 30, 2025	December 31, 2024
Credit portfolio and financial leasing operations	198,722,204	191,927,705
Debt securities	25,509,021	21,310,688
Equity investments (1)	464,765	445,356
Derivatives (2)	937,462	917,173
Subtotal maximum credit risk exposure	225,633,452	214,600,922
Financial guarantees	6,808,030	7,812,238
Total maximum credit risk exposure	232,441,482	222,413,160
(1)For equity investments, the book value to be disclosed corresponds to the Other financial instruments.
(2)For derivative transactions, counterparty risk is revealed as long as the valuation is positive. Therefore, the value described here differs from the book value.
The maximum exposure to credit risk of the financial leasing portfolio and operations corresponds to it carrying amount at the end of the period without considering any guarantee received or other credit improvements.

The maximum exposure to credit risk of financial guarantees corresponds to the total balance granted at the end of the period, which is why it does not reflect the expected results.
The maximum exposure to credit risk of derivatives corresponds to the market value (mark to market) at the end of the period without considering any guarantee received or other credit improvements.
The maximum exposure to credit risk of debt securities and equity investments corresponds to their book amount at the end of the period without considering any guarantee received or other credit improvements.
a.Credit Risk Management – loan portfolio and Leasing operations
Risk management in the cycles of the different types of credit operations, it develops by complying with the policies, procedures and methodologies stipulated in the Credit Risk Management Framework of the System of Integral Risk Management System (SIAR), which also contains the general criteria for evaluating, qualifying, assuming, controlling and covering the mentioned risk. In addition, the administration has developed process and method manuals that specify the policies and procedures for the different products and segments served by the entity, and realize the strategy approved by the Board of Directors for the monitoring and control of credit risk.
In accordance with the above the policies for credit risk management include those stipulated for the credit exposure limit, credit origination, guarantees and securities, provisions, and portfolio monitoring and collections. Below is a brief description of the mentioned policies:
•Credit exposure limit Policy: contains the guidelines regarding the establishment of credit exposure limits and levels. Is set in compliance with legal requirements and in accordance with the entity's internal guidelines.
•Credit origination Policy: with this policy, the broad and sufficient knowledge of the characteristics of potential clients, the proper selection of these and the optimal granting levels consistent with their capacities is sought.
•Guarantees Policy: this policy specifies the guarantees provided by the clients to the entity, the characteristics, and criteria to accept and evaluate them to mitigate the risk associated with the non-compliance of the agreed upon obligations.
•Provisions Policy: this policy underlines the compliance of legal guidelines, what is stipulated by the Bank and the analysis of clients regarding the actions which must be taken, to cover the risk of losses due to credit exposure.
•Monitoring Polic(1): It contains all the following activities that the bank use to monitoring the customer with their information, the purpose of this is to review the correct evolution of credit risk. These activities require a specific classification process of credits operations and are consistent with the policies implemented for new credits.
(1) Follow-up: Knowledge of the client's situation during the life of the credit.
•Portfolio recovery policy(2): through the definition of this policy, the Bank's objective is to establish those mechanisms that allow it to anticipate possible delays and carry out the recovery of the portfolio, that is, to minimize the impacts that result from late or non-compliance with payments, Additionally, this policy define all the activities and aspects that the bank has been considered as customer reconciliation management to make it.
(2) Recovery: Collection management during the different stages of the same.

The Bank's credit risk management is carried out in all processes of the credit cycle, these processes are framed as follows:
•Credit origination: customer knowledge, payment capacity analysis, sectoral analysis, payment behavior and credit structuring.
•Behavior: knowledge of the client's situation during the credit life.
•Recovery: collection during the different stages.
Scoring and rating models based on statistical information or expert criteria are used to support credit origination processes. This allows a differentiation of the risk level of potential clients to support decision making.
The Vice Presidency of Risks defines and documents the characteristics of the models that are used in the process of credit origination. Also, defines parameters, variables and the cut-off points that applied in each model. At least every six months, the Vice Presidency of Risks must do the backtesting(3) of the scoring and rating models, used in the credit origination process to validate their effectiveness. Additionally, monthly the entire credit portfolio must be rated with reference models and days past due, in order to assess the credit risk of each debtor and the allocation of bank provisions.
(3) Statistical procedure used to validate the quality and accuracy of a model, by comparing actual results and risk measures generated by the models.
In addition to the evaluation and qualification of the portfolio, monthly provisions serve as a measure of the current condition of the portfolio, the parameters for their calculation are found in chapter 2 of the Basic Accounting and Financial Circular 100 of 1995 of the Financial Superintendence of Colombia, where define two matrices (A and B) for assigning the probability of default of the commercial and retail portfolio, a calculation that is made taking into account the rating, and in the commercial portfolio, the value of the client's assets, and in that of consumption, the historical behavior of the client's payments. For the remaining modalities, the portfolio is classified by risk level and then the provision percentage is calculated according to the days past due.
In order to guarantee compliance with the regulations established with respect to individual credit and concentration limits, the Bank carries out continuous monitoring of the concentration of risk groups, as well as daily control of the exposures of the different risk groups, evaluating the legal limits of indebtedness.
Additionally, there are internal concentration limits for the following classifications:
•Concentration analysis by country: the country risk for a client will be the one where the economic activity of the client take place to generate the resources to pay the credit obligation.
•Sector concentration analysis: carried out through the economic sector defined by the international ISIC code(4).
(4) ISIC: International Standard Industrial Classification of all economic activities.
•Concentration analysis by modality: refers to the portfolio modality of each agreement (commercial, retail, microcredit and mortgage credit).
The Bank has models based on the optimization of risk and profitability, to determine the different levels of concentration of portfolios, also based on international references determined with external risk rating agencies that allow the analysis of concentration levels in different geographies.
Country Risk
At the end of June 30, 2025, no alerts were presented in any investment subject to country risk, nor were adjustments made for deterioration of investments that could affect or deteriorate the financial strength of the Bank, compared to the end of 2024. The decrease in the investment portfolio subject to country risk assessment is primarily due to the reallocation of investment companies within the Cibest Group and the sale of the investment in BANCO LATINOAMERICANO DE COMERCIO EXTERIOR. Additionally, the decrease in the value of investments is due to revaluation factors.
b. Credit Quality Analysis - loans and Financial Leases portfolio
Credit risk rating system
Its main goal is to determine the client’s credit risk profile, which is given by the result of a rating.
The institutional or legal entities portfolio rating is performed through a rating model, based on the analysis of quantitative and qualitative variables, which could affect the payment of the financial commitments acquired by a client. This model is performed in the early stage of the credit process, it is updated every six months and includes credit risk variables, which could be summarized in the customer's financial performance measured from financial figures and payment capacity, payment behavior with the Bank and with other entities, and qualitative variables that are not explicit in the financial statements.
For the retail portfolio there is a rating model based on a score, which contains the last 12 months behavior variables, such as overdue, product counts, changes in the initial credit conditions, among others, gathering all this information the rating model gives a score, which will be categorized by a credit risk level, to identify the level of risk associated with the client.
For the Bank, the following credit risk levels have been determined to group customers according to their payment behavior:

Category	description
A - Normal Risk	Loans and financial lease operations thatoperations have an excellentexcellent payment behavior. The debtor's financial statements and cash flows forecast, as well as other available financial information, it, allows inferring an adequate payment capacity.
B - Acceptable Risk	Loans and financial lease transactions, even though they have an acceptable payment behavior, present some weakness that could potentially temporarily or permanently affect the debtor's ability to pay.
C - Appreciable Risk	Loans and financial lease operations that present deficiencies in the debtor's payment capacity or in its cash flow forecast, which could affect the normal payment of the obligation.
D - Significant Risk	Loans and financial lease transactions that have the same deficiencies as category "C", for a longer period, therefore its payment probability is low.
E – Uncollectible	Loans and financial lease obligations in this category are considered uncollectible.

The Bank’s loan and financial lease portfolio distribution by the end of the period, according to the credit risk levels mentioned above, is shown below:

Period	June 30, 2025		December 31, 2024
Category	Balance	Participation %	balance	Participation %
In millions of COP
A - Normal Risk	181,973,286	91%	173,994,888	91%
B - Acceptable Risk	3,427,999	2%	3,460,917	2%
C - Appreciable Risk	3,110,568	2%	3,144,840	2%
D - Significant Risk	4,232,781	2%	4,803,267	2%
E – Uncollectible	5,977,570	3%	6,523,793	3%
Total	198,722,204	100%	191,927,705	101%

Additional provisions

Additional individual provisions

An individual review is carried out on significant clients with impairment, to determine whether they need an additional individual provision, based on their risk. At the end of June 2025, this provision amounts to COP 312,409.
Relevant topics regulatory provisions
For the housing modality, an adjustment is made to the provision parameters, leaving them at the regulatory minimums for ratings C and D. This adjustment was made between June and July 2024 and continues to apply today. This adjustment allows for continued adequate coverage levels of the portfolio, which continue to be higher than those of the financial system, with parameters equal to or higher than the regulatory minimums required by the Financial Superintendency of Colombia.
Portfolio monitoring
•Retail and SME Banking:
As of the end of June 2025, the total loan portfolio for Retail and SME Banking increased by 3.3% compared to December 2024. Past-due loans decreased by 6%, improving the non-performing loan (NPL) ratio from 6.9% to 6.3%. This positive trend is attributed to the recovery of the macroeconomic environment, reflected in falling inflation, lower market interest rates, and reduced unemployment. Additionally, proactive monitoring and early collection and monitoring strategies have contributed to lower portfolio default rates. Early warning and predictive analytics strategies will continue to be applied to the loan portfolio, aiming to identify early signs of deterioration and mitigate the materialization of credit risk.

•Corporate banking:
As of the end of June 2025, the Corporate Business continued to show a positive performance in its loan portfolio, with an outstanding balance increase of 3.77% compared to December 2024. This growth is partly attributed to a favorable disbursement dynamic, with disbursement levels consistently exceeding COP 114 trillion.

Regarding portfolio quality, a significant improvement was observed. The 30-day past-due loan ratio stood at 2.32% at the end of June 2025, reflecting a reduction of 22 basis points compared to December 2024. This improvement highlights effective credit risk management, supported by stricter origination policies and proactive monitoring of clients showing early warning signs of deterioration.

Lastly, loan loss coverage through provisions remained strong, reaching 140.74% as of the second quarter of 2025. This level of coverage indicates the institution’s solid capacity to absorb potential credit losses, reinforcing both its solvency and overall financial stability.

Monitoring Sectoral Alerts, Macroeconomic Changes, and the Political Environment

During the second quarter of 2025, monitoring and collection strategies remained active across all business segments, aiming to identify emerging risks and proactively implement timely solutions to mitigate potential impacts on the loan portfolio. As part of this process, Bancolombia has intensified its comprehensive review of the economic sectors to which it is exposed, considering macroeconomic, sectoral, financial, and transactional variables in a context of uncertainty driven by both local and international issues.

Currently, potential impacts of the new labor reform are being assessed. The reform could affect labor intensive sectors such as hotels, restaurants, and temporary service companies and services BPO , where an increase in operating costs and adjustments in hiring practices are expected. These changes may lead to a deterioration in some client’s payment capacity, reduced profit margins, or even increased unemployment and informality among individuals. Bancolombia will continue to actively evaluate these risks and design strategies for clients who may be affected.

At the same time, a positive trend in client payment behavior persists, with customers responding favorably to the decline in inflation and interest rates. Nevertheless, alerts related to government budget management, monetary policy, trade policy, and key variables such as the exchange rate continue to be closely monitored. Additionally, sector-specific alerts remain in place for industries such as construction, healthcare, and public sector contractors.
b.Credit Risk Management – investment financial instruments
The portfolio is exposed to credit risks given the probability of incurring losses originated by the default in the payment of a coupon, principal and/or yields/dividends of a financial instrument by its issuer or counterparty. The probability of this type of events materializing may increase if there are scenarios of concentration in few issuers (counterparties) and whose credit performance is reflected by higher risk ratings; likewise, increases in credit risk may occur in scenarios in which the portfolio presents low levels of diversification at the level of type and sector of the counterparties with which financial asset transactions are carried out.
The Bank maintains control and continuous monitoring of the assigned credit risk limits, as well as the consumption thereof. Additionally, the Bank follows up and manages alerts on counterparties and issuers of securities, based on public market information and news related to their performance; this allows mitigating the risks of default or reduction of value for the managed positions.

For credit risk management, each of the positions that make up the portfolio of the own position are adjusted to the policies and limits that have been defined and that seek to minimize the exposure to the same:
•Term Limits.
•Credit Limits.
•Counterparty Limits.
•Master Agreement.
•Margin Agreements.
•Counterparty Alerts.
c. Credit Quality Analysis - Other Financial Instruments
In order to evaluate the credit quality of a counterparty or issuer (to determine a risk level or profile), the Bank relies on two rating systems: an external one and an internal one, both of which allow to identify a degree of risk differentiated by segment and country and to apply the policies that have been established for issuers or counterparties with different levels of risk, in order to limit the impact on liquidity and/or the income statement of the Bank.
External credit rating system: is divided by the type of rating applied to each instrument or issuer; in this way the geographic location, the term and the type of instrument allow the assignment of a rating according to the methodology that each examining agency uses.
Internal credit rating system: the “ratings or risk profiles” scale is created with a range of levels that go from low risk to high risk (this can be reported in numerical or alphanumerical scales), where the rating model is sustained by the implementation and analysis of qualitative and quantitative variables at sector level, which according to the relative analysis of each variable, determine credit quality; in this way the internal credit rating system aims to establish adequate margin in decision-making regarding the management of financial instruments.
In accordance with the criteria and considerations specified in the internal rating allocation and external credit rating systems methodologies, the following schemes of relation can be established, according to credit quality given to each one of the qualification scales.
Low Risk: all investment grade positions (from AAA to BBB-), as well as those issuers that according to the information available (financial statements, relevant information, external ratings, CDS, among others) reflect adequate credit quality.
Medium Risk: all speculative grade positions (from BB+ to BB-), as well as those issuers that according to the available information (Financial statements, relevant information, external qualifications, CDS, among others) reflect weaknesses that could affect their financial situation in the medium term.
High Risk: all positions of speculative grade (from B+ to D), as well as those issuers that according to the information available (Financial statements, relevant information, external qualifications, CDS, among others) reflect a high probability of default of financial obligations or that already have failed to fulfill them.

The credit risk rating of the Republic of Colombia was downgraded following the latest reports issued on June 26 by Moody’s (to Baa3) and S&P (to BB). As a result, positions in Colombian sovereign debt and Colombian issuers have been reclassified to the medium-risk category.
•Credit Quality Analysis

Maximum Exposure to Credit Risk	Debt Instruments		Equity		Derivatives
	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024
In millions of COP
Low Risk	1,946,897	21,200,354	-	131,798	418,725	825,215
Medium Risk	23,558,869	107,402	416,231	-	495,310	1,782
High Risk	3,255	2,932	-	-	3,556	3,739
Without Rating	-	-	48,535	313,558	19,871	86,437
Total	25,509,020	21,310,688	464,766	445,356	937,462	917,173
Note: A negative value corresponds to positions with a negative valuation.
•Risk exposure by credit rating:

Maximum Exposure to Credit Risk
Rating Risk	Rating Scale (1)	_June 30, 2025		_December 31, 2024
In Millions of COP
Medium Risk	Sovereign Risk	17,872,859	66.5%	14,192,240	62.6%
Low Risk	AAA	1,922,977	7.1%	7,241,893	31.9%
Low Risk	AA+	1,637	0.0%	196,918	0.9%
Low Risk	AA	44,303	0.2%	107,982	0.5%
Low Risk	AA-	56,715	0.2%	29,360	0.1%
Low Risk	A+	134,496	0.5%	123,794	0.5%
Low Risk	A	67,048	0.2%	33,982	0.1%
Low Risk	A-	130,069	0.5%	127,925	0.6%
Low Risk	BBB+	(3,436)	0.0%	67,966	0.3%
Low Risk	BBB	-	0.0%	17,999	0.1%
Low Risk	BBB-	11,815	0.0%	17,309	0.1%
Medium Risk	BB+	6,587,833	24.5%	107,759	0.5%
Medium Risk	BB	9,716	0.0%	1,426	0.0%
Medium Risk	BB-	-	0.0%	-	0.0%
Hihg Risk	B+	3,748	0.0%	3,410	0.0%
Hihg Risk	B-	850	0.0%	2,352	0.0%
Hihg Risk	CCC+	257	0.0%	677	0.0%
Hihg Risk	C	437	0.0%	213	0.0%
Hihg Risk	D	1,519	0.0%	18	0.0%
Without Rating	SC	68,406	0.3%	399,994	1.8%
Total		26,911,248	100%	22,673,217	100%

(1)Internal homologation.

•Financial credit quality of other financial instruments that are not in default nor impaired in value
-Debt instruments: 100% of the debt instruments are not in default.
-Equity: the positions do not represent significant risks.
-Derivatives: 99.9% of the credit exposure does not present incidences of material default. The remaining percentage corresponds to default events at the end of the period.
•Maximum exposure level to the credit risk given:

Maximum Exposure to Credit Risk	Maximum Exposure		Collateral		Net Exposure
	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024
In millions of COP
Debt Instruments	25,509,020	21,310,688	(3,715,290)	(1,156,623)	21,793,730	20,154,065
Derivatives	937,462	917,173	511,247	589,098	426,216	328,075
Equity	464,766	445,356	-	-	464,766	445,356
Total	26,911,248	22,673,217	(4,226,537)	(1,745,721)	22,684,712	20,927,496
Note: In derivatives, positive collateral are received from counterparties and collateral negative are delivered to counterparties. Derivative collateral received from counterparties, whose have their market value positive when consolidate all the portfolio derivaties of related ID, in December of 2024 was COP 589,098 and in June of 2025 was COP 511,247. In debt securities, guarantees correspond to Repo, reverse repo, and securities lending trades.
Collateral - other financial instruments
Level of collateral: respect to the type of asset or operation, a collateral level is determined according to the policies defined for each product and the market where the operation is carried out.
Assets held as collateral in organized markets: the only assets that can be received as collateral are those defined by the central counterparties, the stock market where the operation is negotiated, those assets that are settled separately in different contracts or documents, which can be managed by each organization and must comply with the investment policies defined by the Bank, taking into account the credit limit for each type of asset or operation received or delivered, which collateral received are the best credit quality and liquidity.
Assets received as bilateral collateral between counterparties: the collateral accepted in international OTC derivative operations is agreed on bilaterally in the Credit Support Annex (CSA)(5) and with fulfillment in cash in dollars and managed by Citibank N.A. This company acts on behalf of Bancolombia for making international margin calls and providing better management of the collateral.
(5) A Credit Support Annex (CSA) provides credit protection by setting forth the rules governing the mutual posting of collateral. CSAs are used in documenting collateral arrangements between two parties that trade privately negotiated (over the counter) derivative securities. The trade is documented under a standard contract called a master agreement, developed by the International Swaps and Derivatives Association (ISDA).

Collateral adjustments for margin agreements: the adjustments will be determined by the criteria applied by both the external and internal regulations in effect, and at the same time, mitigation standards are maintained so that the operation fulfills the liquidity and solidity criteria for settlement.
d. Credit risk concentration - other financial instruments
Currently, the Bank's positions do not exceed the concentration limit.
Market Risk
The Bank currently measures the treasury book exposure to market risk (including OTC derivatives positions) as well as the currency risk exposure of the banking book, which is provided to the Treasury Division. The exposure to each of the market risk factors is limited according to the risk appetite determined. To achieve this objective, a series of policies and limits are actively managed and monitored.
Within the Bank, several risk measures are used with the objective of quantifying the exposure to risk and, consequently, the effect of portfolio diversification. The main measures are: i) Regulatory VaR, whose calculation are established by Annex VI of the Chapter XXXI of the Basic Accounting and Financial Circular issued by the Financial Superintendence of Colombia and ii) Internal VaR, calculated using a weighted historical methodology with 250 observations, a holding period of 10 days, and a confidence level of 99%, along with hierarchical VaR value limits. The principles and guidelines for Market Risk management remain in accordance with the disclosures made as of December 31, 2024.
Total market risk exposure decreased by 24.4% from COP 1,483,039 in December 2024 to COP 1,120,737 in June 2025. This variation is primarily explained by a lower exposure to the exchange rate risk factor, due to a reduction in positions denominated in U.S. dollars. Secondly, the stock price risk factor decreased as a result of the divestment of certain investments following the creation of Grupo Cibest. Conversely, the interest rate risk factor increased, driven by higher exposure to private debt securities and foreign currency bonds. Lastly, the collective investment funds risk factor also rose, explained by the appreciation of the Colombia Inmobiliario Fund.

Despite the current situation and market volatility, the Bank's Regulatory VaR has remained stable without significant variations:

Factor	June 30, 2025
	End of Period	Average	Maximum January, 2025	Minimum April, 2025
In millions of COP
Interest rate	518,604	427,016	378,818	415,398
Exchange rate	127,713	279,361	623,044	72,240
Stock price	11,310	13,820	15,127	14,117
Collective investment funds	463,110	452,295	441,167	455,555
VaR Total	1,120,737	1,172,492	1,458,156	957,310

Factor	December 31, 2024
	End of Period	Average	Maximum November, 2024	Minimum January, 2024
In millions of COP
Interest rate	413,000	405,330	452,682	378,787
Exchange rate	615,479	404,782	604,595	234,652
Stock price	14,996	15,638	14,571	26,578
Collective investment funds	439,564	417,525	426,367	401,821
VaR Total	1,483,039	1,243,275	1,498,215	1,041,838
Regarding the internal measurement of value at risk, no relevant variations were identified in the VaR metrics at the end of the quarter, nor were any exceedances of the approved limits.
It is important to mention that these exposures are under constant monitoring by senior management and serve as a tool for decision-making to preserve the stability of the Bank.
•Measuring interest rate risk in the banking book
Interest rate risk is understood as the possibility of incurring losses due to a decrease in the economic value of assets or a reduction in the net interest margin, as a consequence of changes in interest rates. The impact of these variations could be reflected in the financial margin and, consequently, in equity due to the risks inherent in active and passive transactions, as well as in the administration of the resources that the Bank manages day to day.
The Bank adopts the guidelines for Interest Rate Risk of the Banking Book (IRRBB) established in Chapter XXXI - SIAR of the Basic Accounting and Financial Circular 100 of 1995, Annex 15 Standard Methodology to determine the IRRBB, on assets, liabilities and off-balance sheet positions indicated by the Financial Superintendency of Colombia.
In this regard, an IRRBB Management Framework has been designed, including the BBCSR (Bank Book Credit Spread Risk), which aims to measure its impact on the EVE (Economic Value of Equity) delta and on the NIM (Net Interest Margin) delta.

•Interest Rate Risk Exposure (Banking Book)

Net Interest Income Sensitivity (ΔNII)

The ΔNII allows measuring the impact of interest rate risk on the Bank's financial income and expenses over a one-year time horizon. This approach allows assessing the effect of changes in interest rates on projected interest income and interest expense flows, providing a view of the immediate impact on the Bank's profitability.

To evaluate the change in Net Interest Margin (ΔNII), the use of two specific shock scenarios is established: an upward parallel shock and a downward parallel shock. These shocks involve uniform shifts of the interest rate curve upward or downward, allowing for an analysis of how these variations affect the net interest margin over a one-year horizon.

Table 1. Sensitivity ΔNII

Positions	June 30, 2025	December 31, 2024
In millions of COP
Sensitivity of the asset	5,260,643	5,047,412
Sensitivity of liabilities	4,211,671	3,989,352
NII sensitivity (NII Delta)	1,048,972	1,058,060

The ΔNII for the June cutoff is COP 1.04 trillion under a parallel downward scenario, considering the positive mismatch of repricing and capital maturities of less than one year. The reduction observed in the ΔNII between June and December is explained by the implementation of accounting hedging strategies, which have increased the sensitivity of liabilities. This effect has been reinforced by the rise in term deposits (CDTs) with maturities of less than one year, which has helped mitigate the impact of a potential decrease in interest rates on the NII.

In June, accounting hedges contributed to a reduction of COP 64,157 in the ΔNII, representing a 6.12% mitigation of the risk reflected by this metric. Without the effect of these hedges, the ΔNII would have reached COP 1.11 trillion, highlighting the risk-reducing role of the implemented accounting strategies.

Assumptions and limitations

• The analysis is performed under the assumption of a constant balance, which implies that the cash flows that mature/reprice are replaced by new flows with the current terms of each product. that the cash flows that mature are replaced by new flows with identical characteristics in terms of term and interest rate.

• The projection of the flows includes behavioral options such as the prepayment of the fixed-rate portfolio, the maturation of the deposit accounts and the implicit or explicit options of the fixed-rate commitments and the variable-rate prepayments of the wholesale portfolio segment.

Economic Value of Equity Delta (ΔEVE)

The ΔEVE measurement evaluates the change in the net present value of cash flows of assets, liabilities and off-balance sheet items until maturity, under stress scenarios. The objective is to capture how changes in interest rates affect the economic value of the Bank's equity.

This calculation incorporates interest rate shocks applied to the risk-free zero-coupon curve, according to each currency, considering six scenarios, to evaluate the impact of interest rates under various market conditions on the present value of the cash flows of the banking book operations, which in turn determines the economic value of the Bank.

Table 2. ΔEVE(1)

Positions	June 30, 2025	December 31, 2024
In millions of COP
Sensitivity of the asset	7,419,847	6,848,837
Sensitivity of liabilities	5,404,062	4,985,977
Sensitivity EVE (Delta EVE)	2,015,785	1,862,860
(1) The exclusion of Bancolombia's commercial margins increases the Delta EVE by COP 317,352 under a parallel interest rate increase scenario. On the other hand, including the RSCLB (Credit Spread Risk of the Banking Book) would increase the EVE by COP 5,571, without representing a significant amount of IRBB (Interest Rate Risk in the Banking Book).

As of June 2025, Bancolombia's ΔEVE is COP 2.01 trillion under a scenario with a parallel upward shift in market interest rates. The ΔEVE increased by COP 152,925 compared to the December closing, explained by the growth in the mortgage portfolio balance and hedging swaps, which were offset by the increase in the balance of savings accounts.

The ΔEVE represents 9.17% of the ordinary basic equity plus additional basic equity, and therefore complies with the regulatory limit established in Chapter XXXI - SIAR of the Basic Accounting and Financial Circular 100 of 1995, Annex 15, which is equivalent to 15% of the ordinary basic equity plus additional basic equity.

During the month of June, accounting hedges generated an increase of COP 193,123 in the ΔEVE, representing a 9.58% rise compared to the value without hedges. This implies that, without considering the effect of accounting hedges, the ΔEVE would have stood at COP 1.82 trillion.

Assumptions and limitations

• The analysis is performed under the liquidation balance assumption, which implies that existing positions are amortized and not replaced by any new business.

• The projection of the flows includes behavioral options such as the prepayment of the fixed-rate portfolio, the maturation of the deposit accounts and the implicit or explicit options of the fixed-rate commitments and the variable-rate prepayments of the wholesale portfolio segment.

Liquidity Risk
Liquidity risk refers to the possibility of not being able to efficiently and timely meet payment obligations, both expected and unexpected, present and future, without affecting the normal course of daily operations or the financial condition of the entity. This risk occurs when there is a shortage of available liquid assets or when it is necessary to assume unusual financing costs.
During the second quarter of the year, liquidity levels remained within adequate ranges, mainly supported by the positive performance of funding through term deposits (CDTs) and deposit accounts. These resources enabled the institution to meet the growth in loan disbursements without compromising its liquidity position.
Liquid Assets have remained consistently above the established limits.

Funding Sources	June 30, 2025	December 31, 2024
In millions of COP
Demand deposit	124,663,063	122,163,132
Time deposits	69,753,878	63,637,941
Total Funding Sources	194,416,941	185,801,073
•Liquidity Risk Exposure
To estimate liquidity risk, a liquidity coverage indicator (IRL) is calculated that corresponds to the relationship between liquid assets and their net liquidity requirements for a horizon of 30 calendar days. This indicator allows you to know the liquidity coverage you have for the next month.
The net liquidity requirement is calculated from the flow of contractual maturities of the asset and the flow of contractual and non-contractual maturities of the liability, as defined in Chapter XXXI, of the Basic Accounting and Financial Circular of the Financial Superintendency of Colombia.
Below are the results of liquidity coverage for the Bank:

Liquidity Coverage Ratio	June 30, 2025	December 31, 2024
In millions of COP
Net cash outflows into 30 days(2)	19,524,183	18,811,459
Liquid Assets	35,098,862	35,329,433
Liquidity coverage ratio(1)	179.79%	187.80%
*The minimum level of liquidity coverage required by the standard is 100%.
**30-day liquidity requirement: 30-day contractual maturities of the asset (portfolio, liquidity operations, investments that are not liquid assets, derivatives) less contractual maturities of the liability (term deposits, passive liquidity operations, bonds, portfolio liabilities, derivatives) less non-contractual maturities of deposit accounts.

The liquidity indicator stood at 179.79% at the end of June 2025, showing a reduction of 800 basis points compared to the December 2024 closing. This decrease is explained by the increase in the 30-day liquidity requirement due to a rise in the projected outflows with contractual maturities, mainly in term deposits.
•Liquid Assets
One of the Bank's main guidelines is to maintain a solid liquidity position, therefore, the Board of Directors has approved maintaining a minimum level of liquid assets, calculated based on liquidity requirements, in order to guarantee adequate operation of banking activities, such as placement of loans and withdrawals of deposits, protecting capital and taking advantage of market opportunities.
The following table shows the liquid assets held by Bank:

Liquid Assets(1)	June 30, 2025	December 31, 2024
In millions of COP
High quality liquid assets
Cash	13,489,194	12,463,277
High quality liquid securities(2)	19,167,174	20,622,441
Other Liquid Assets
Other securities(3)	2,442,493	2,243,715
Total Liquid Assets	35,098,861	35,329,433
(1)Liquid assets: Liquid assets will be considered those that are easily realized that form part of the entity's portfolio or those that have been received as collateral in active operations in the money market, and that have not been subsequently used in passive operations in the monetary market and do not have any mobility restrictions. The following are considered liquid assets: available assets, shares in open collective investment funds without a permanence agreement, shares registered on the Colombian stock exchange that are eligible to be subject to repo or repo operations, and negotiable investments available for sale. sale of fixed income securities..
(2)High-quality securities are considered to include cash and financial instruments that are eligible for repo operations with the central bank.
(3)Other Liquid Assets: Liquid assets that do not meet the quality characteristic are those included in this item..
•Net Stable Funding Ratio
The Net Stable Funding Ratio (NSFR) indicator seeks to ensure that entities maintain a stable funding profile in relation to their long-term assets. The NSFR is a ratio between the stable funding required and the stable funding available.
The following are the results between December 2024 and June 2025:

Net Stable Funding Ratio
ITEM	June 30, 2025	December 31, 2024
In millions of COP
Funding stable available (FED)	196,651,132	205,786,903
Funding stable Required (FER)	159,241,617	168,405,514
Net Stable Funding Ratio	123.49%	122.20%

The indicator has remained above adequate levels, without breaching the established limits. Likewise, as of year-to-date, an increase of 129 basis points has been observed, taking into account the corporate reorganization of the Cibest Group, which led to a reduction in Non-Liquid Shares by COP 13.3 trillion and in Technical Equity by COP 10.9 trillion in June 2025.

Operational Risk

The Bank operational risk system objective is to carry out an adequate risk management that allows minimizing, avoiding, or reducing the materialization of adverse events and/or reducing their consequences or costs in case of materialization. The operational risk management system has not presented changes in relation to what was revealed at the end of March 2025 in terms of regulations, policies, manuals, methodologies, structure or any other relevant element that may affect its effectiveness.

During the second quarter of the current year, no new risks or changes in existing risks have been identified that significantly modify the Bank's operational risk exposure. The accumulative losses to June 2025 reaches out to COP 159,112 million , COP 140,392 million explained by the fraud category, due to fraud enlistment in second factor of authentication (dynamic key) in the migration strategy to the new APP Mi Bancolombia, and capture of customer data through social engineering techniques of debit and credit cards. To contain this tendency, we did adjustments in monitoring models and password blocking and security campaigns.

In millions of COP	Acummulative		Quarterly
	June 30 2025	June 30 2024	Quarter II, 2025	Quarter II, 2024
Operational losses	159,112	144,358	66,005	68,527